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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Haynes International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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January 26, 2018

Dear Stockholders of Haynes International, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") to be held Wednesday, February 28, 2018 at 10:00 a.m. (EST) at the Sheraton Indianapolis Hotel at Keystone Crossing, Indianapolis, Indiana 46240.

        The business to be discussed and voted upon by the stockholders at the annual meeting is described in the accompanying Notice of Annual Meeting and Proxy Statement.

        We hope you are able to attend the annual meeting personally, and we look forward to meeting with you. Whether or not you attend, it is important that your stock be represented and voted at the meeting. I urge you to please complete, date and return the proxy card in the enclosed envelope. The vote of each stockholder is very important. You may revoke your proxy at any time before it is voted at the annual meeting by giving written notice to the Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the annual meeting and voting in person.

        On behalf of the Board of Directors and management of Haynes, I thank you for your continued support.

Sincerely,
Haynes International, Inc.

Mark M. Comerford
President and Chief Executive Officer

HAYNES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 28, 2018

Stockholders of Haynes International, Inc.:

        The Annual Meeting of Stockholders of Haynes International, Inc. ("Haynes") will be held at the Sheraton Indianapolis Hotel at Keystone Crossing, 8787 Keystone Crossing, Indianapolis, Indiana 46240 on Wednesday, February 28, 2018 at 10:00 a.m. (EST) for the following purposes:

  1.
  To elect Donald C. Campion as a director of Haynes to serve for a one-year term;

  2.
  To elect Mark M. Comerford as a director of Haynes to serve for a one-year term;

  3.
  To elect John C. Corey as a director of Haynes to serve for a one- year term;

  4.
  To elect Robert H. Getz as a director of Haynes to serve for a one-year term;

  4.
  To elect Dawne S. Hickton as a director of Haynes to serve for a one-year term;

  6.
  To elect Michael L. Shor as a director of Haynes to serve for a one-year term;

  7.
  To elect William P. Wall as a director of Haynes to serve for a one-year term;

  8.
  To ratify the appointment of Deloitte & Touche LLP as Haynes' independent registered public accounting firm for the fiscal year ending September 30, 2018;

  9.
  To approve a proposed amendment to the Company's Amended and Restated By-Laws;

  10.
  To hold an advisory vote on executive compensation; and

  11.
  To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on January 12, 2018 are entitled to notice of, and to vote at, the annual meeting.

        YOUR VOTE IS IMPORTANT. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

By Order of the Board of Directors,

Janice W. Gunst
Corporate Secretary

January 26, 2018
Kokomo, Indiana

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 28, 2018: This Notice of Annual Meeting and Proxy Statement and the Company's Fiscal 2017 Annual Report are available in the "Investor Relations" section of the Company's website at www.haynesintl.com

HAYNES INTERNATIONAL, INC. PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 28, 2018

GENERAL INFORMATION

        This proxy statement is furnished in connection with the solicitation by the Board of Directors of Haynes International, Inc. ("Haynes" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. (EST) on Wednesday, February 28, 2018, and at any adjournment thereof. The meeting will be held at the Sheraton Indianapolis Hotel at Keystone Crossing, 8787 Keystone Crossing, Indianapolis, Indiana 46240. This proxy statement and the accompanying form of proxy were first mailed to stockholders of the Company on or about January 26, 2018.

        A stockholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by delivering written notice to the Corporate Secretary of Haynes, by filing a properly executed proxy bearing a later date or by attending the annual meeting and voting in person. The signing of a proxy does not preclude a stockholder from attending the annual meeting in person. All proxies returned prior to the annual meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any executed proxy not specifying to the contrary will be voted as follows:

  (1)
  FOR the election of Donald C. Campion;

  (2)
  FOR the election of Mark M. Comerford;

  (3)
  FOR the election of John C. Corey;

  (4)
  FOR the election of Robert H. Getz;

  (5)
  FOR the election of Dawne S. Hickton

  (5)
  FOR the election of Michael L. Shor;

  (6)
  FOR the election of William P. Wall;

  (7)
  FOR ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for its fiscal year ending September 30, 2018;

  (8)
  FOR approval of the proposed amendment to the Company's Amended and Restated By-Laws;

  (9)
  FOR the compensation of the Named Executive Officers described herein; and

  (10)
  IN the discretion of the proxy holders upon such other business as may properly come before the annual meeting.

        The vote with respect to approval of the compensation of the Company's Named Executive Officers is advisory in nature and will not be binding on the Company or the Board of Directors. Stockholders may also choose to abstain from voting on such matter.

        As of the close of business on January 12, 2018, the record date for the annual meeting, there were outstanding and entitled to vote 12,520,320 shares of common stock of Haynes. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person or represented by a properly completed proxy at the annual meeting. For beneficial owners, the brokers, banks or nominees holding shares for beneficial owners must vote those shares as instructed. If the broker, bank or nominee has not received instructions from the beneficial owner, the broker, bank or nominee generally has discretionary voting power only with respect to matters that are considered routine matters. If you are not the record holder of your shares and want to attend the meeting and vote in person, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting. Haynes has no other voting securities outstanding. Stockholders do not have cumulative voting rights. All stockholders of record as of January 12, 2018 are entitled to notice of and to vote at the annual meeting.

        A quorum will be present if holders of a majority of the outstanding shares of common stock are present, in person or by proxy, at the annual meeting. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some, but not all, matters will be considered to be present at the annual meeting for quorum purposes, but will be voted only as to those matters as to which a vote is indicated, and will not be voted as to the matters with respect to which no vote is indicated (commonly referred to as "broker non-votes"). If a quorum is present, the nominees for director will be elected by a majority of the votes cast. Abstentions and broker non-votes are treated as votes not cast and will have no effect on the election of directors. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm, approval of the compensation of the Company's Named Executive Officers and approval of the proposed amendment to the Company's Amended and Restated By-Laws; accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against these proposals. Broker non-votes will have no effect on the outcome of the advisory proposals with respect to the compensation of the Company's Named Executive Officers while the affirmative vote of the holders of at least a majority of the voting power of the shares of the capital stock of the Company issued and outstanding and entitled to vote in the election of directors is required for approval of the proposed amendment to the Company's Amended and Restated By-Laws. Abstentions applicable to shares represented at the meeting will have the same effect as votes against these proposals. Broker non-votes will have no effect on the outcome of the advisory proposal with respect to the compensation of the Company's Named Executive Officers because this is a non-routine matter for which brokers, banks or other nominees may not vote absent instructions, but will have the same effect as votes against the proposal to ratify the appointment of Deloitte & Touche LLP, since this proposal is a routine matter for which brokers, banks or other nominees have discretionary voting power, and the proposed amendment to the Company's Amended and Restated By-Laws, because this proposal must be approved by holders of at least a majority of the voting power of the shares of the capital stock of the Company issued and outstanding and entitled to vote in the election of directors, whether present or not. With respect to any other proposals which may properly come before the annual meeting, proposals will be approved upon the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matters at the annual meeting.

        A copy of the Haynes International, Inc. Fiscal Year 2017 Annual Report on Form 10-K, including audited financial statements and a description of operations for the fiscal year ended September 30, 2017, accompanies this proxy statement. The financial statements contained in the Form 10-K are not incorporated by reference in this proxy statement, but they do contain important information regarding Haynes.

        This solicitation of proxies is being made by Haynes, and all expenses in connection with this solicitation of proxies will be borne by Haynes. Haynes expects to solicit proxies primarily by mail, but directors, officers and other employees of Haynes may also solicit proxies electronically, in person or by telephone.

PROPOSALS FOR 2019 ANNUAL MEETING

        Stockholders desiring to submit proposals to be included in the Proxy Statement for the 2019 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be required to submit them to the Company in writing on or before September 29, 2018. Any such stockholder proposal must also be in proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

        Stockholder proposals other than those to be included in the proxy statement for the 2019 Annual Meeting of Stockholders, pursuant to Rule 14a-8 must be submitted in writing to the Corporate Secretary of Haynes and received on or before November 30, 2018 and not earlier than October 31, 2018, provided however, that in the event that the 2019 Annual Meeting of Stockholders is called for a date that is not within twenty-five (25) days before or after the anniversary date of the 2018 Annual Meeting of Stockholders, notice by the stockholder in order to be timely must be submitted and received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2019 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2019 Annual Meeting is made, whichever first occurs. In addition, any such stockholder proposal must be in proper written form. To be in proper written form, a stockholder proposal (i) other than with respect to director nominations must set forth as to each matter the stockholder proposes to bring before the 2019 Annual Meeting of Stockholders (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the stockholder, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (ii) with respect to director nominations must set forth the information described under the heading "Governance Committee and Director Nominations" herein.

        The mailing address of the principal executive offices of Haynes is 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common stock of the Company as of January 12, 2018 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Number	Percent(1)
BlackRock, Inc.(2)	1,981,944	15.9%
T. Rowe Price Associates, Inc.(3)	1,351,223	10.8%
The Vanguard Group(4)	1,110,096	8.88%
Royce & Associates, LLC(5)	970,373	7.77%
Dimensional Fund Advisors LP(6)	741,953	6.22%
FMR LLC(7)	672,639	5.377%

(1)
The percentage is calculated on the basis of 12,520,320 shares of common stock outstanding as of January 12, 2018.

(2)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022. Based solely on Schedule 13G/A, filed January 10, 2017 with the Securities and Exchange Commission. Represents sole voting power over 1,944,028 shares and sole dispositive power over 1,981,944 shares.

(3)
The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, 10th floor, Baltimore, Maryland 21202. Based solely on Schedule 13G, filed June 9, 2017 with the Securities and Exchange Commission. Represents sole voting power over 182,335 shares and sole dispositive power over 1,351,223 shares.

(4)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based solely on Schedule 13G, filed February 9, 2017 with the Securities and Exchange Commission. Represents sole voting power over 15,020 shares, shared voting power over 1,182 shares, sole dispositive power over 1,094,691 shares and shared dispositive power over 15,405 shares.

(5)
The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151. Based solely on Schedule 13G, filed January 9, 2017 with the Securities and Exchange Commission. Represents sole voting power over 970,373 shares and sole dispositive power over 970,373 shares.

(6)
The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Based solely on Schedule 13G, filed February 9, 2017 with the Securities and Exchange Commission. Represents sole voting power over 741,953 shares and sole dispositive power over 776,849 shares.

(7)
The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Based solely on Schedule 13G, filed October 10, 2017 with the Securities and Exchange Commission. Represents sole voting power over 700 shares and sole dispositive power over 672,639 shares.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table shows the ownership of shares of the Company's common stock as of January 12, 2018, by each director, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated officers during fiscal year 2017 (the "Named Executive Officers") and the directors and all executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over these shares of common stock. The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

Name	Number	Percent(1)
Mark M. Comerford(2)	167,972	1.34%
John C. Corey(3)	24,949	*
Donald C. Campion(4)	17,405	*
Robert H. Getz(5)	17,925	*
Dawne S. Hickton(6)	2,000	*
Michael L. Shor(7)	9,500	*
William P. Wall(8)	16,406	*
Marlin C. Losch III(9)	52,159	*
Daniel W. Maudlin(10)	39,223	*
Scott R. Pinkham(11)	59,568	*
Venkat R. Ishwar(12)	37,504	*
All directors and executive officers as a group (16 persons)(13)	587,732	4.56%

*
Represents beneficial ownership of less than one percent of the outstanding common stock.

(1)
The percentages are calculated on the basis of 12,520,320 shares of common stock outstanding as of January 12, 2018, plus the number of shares underlying stock options held by such person or group which may be exercised within sixty days of January 12, 2018.

(2)
Shares of common stock beneficially owned by Mr. Comerford include: 6,500 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and 23,900 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Comerford has the right to vote; 114,433 shares underlying stock options which may be exercised within sixty days of January 12, 2018; and 23,139 shares owned with no restrictions.

(3)
Shares of common stock beneficially owned by Mr. Corey include: 2,500 shares underlying stock options which may be exercised within sixty days of January 12, 2018; and 22,449 shares owned with no restrictions. Excluded from this amount are 2,650 shares of restricted stock which were deferred to a future year as elected by the participant.

(4)
Shares of common stock beneficially owned by Mr. Campion include: 2,500 shares underlying stock options which may be exercised within sixty days of January 12, 2018; and 14,905 shares owned with no restrictions. Excluded from this amount are 2,650 shares of restricted stock which were deferred to a future year as elected by the participant.

(5)
Shares of common stock beneficially owned by Mr. Getz include: 2,500 shares underlying stock options which may be exercised within sixty days of January 12, 2018; and 15,425 shares owned with no restrictions. Excluded from this amount are 2,650 shares of restricted stock which were deferred to a future year as elected by the participant.

(6)
Shares of common stock owned by Mrs. Hickton include: 2,000 shares owned with no restrictions. Excluded from this amount are 3,300 shares of restricted stock which were deferred to a future year as elected by the participant.

(7)
Shares of common stock beneficially owned by Mr. Shor include: 9,500 shares owned with no restrictions. Excluded from this amount are 2,650 shares of restricted stock which were deferred to a future year as elected by the participant.

(8)
Shares of common stock beneficially owned by Mr. Wall include: 2,500 shares underlying stock options which may be exercised within sixty days of January 12, 2018; and 13,906 shares owned with no restrictions. Excluded from this amount are 2,650 shares of restricted stock which were deferred to a future year as elected by the participant.

(9)
Shares of common stock beneficially owned by Mr. Losch include: 1,650 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and 5,875 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Losch has the right to vote; 37,026 shares underlying stock options which may be exercised within sixty days of January 12, 2018; and 7,608 shares owned with no restrictions.

(10)
Shares of common stock beneficially owned by Mr. Maudlin include: 1,750 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and 6,775 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Maudlin has the right to vote; 28,467 shares underlying stock options which may be exercised within sixty days of January 12, 2018; and 2,231 shares owned with no restrictions.

(11)
Shares of common stock beneficially owned by Mr. Pinkham include: 1,700 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and 6,025 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Pinkham has the right to vote; 45,816 shares underlying stock options which may be exercised within sixty days of January 12, 2018; and 6,027 shares owned with no restrictions.

(12)
Shares of common stock beneficially owned by Mr. Ishwar include: 1,700 shares of performance-contingent restricted stock subject to forfeiture, the vesting of which is subject to satisfaction of specified performance criteria and 6,075 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Ishwar has the right to vote; 27,333 shares underlying stock options which may be exercised within sixty days of January 12, 2018; and 2,396 shares owned with no restrictions.

(13)
Includes 366,776 shares underlying stock options that may be exercised within sixty days of January 12, 2018 and 87,895 shares of restricted stock.

PROPOSALS TO BE VOTED UPON

1 through 7. ELECTION OF DIRECTORS

        The Amended and Restated By-Laws of the Company provide that the number of directors constituting the whole board shall be fixed from time to time by resolutions of the Board of Directors, but shall not be less than three nor more than nine directors. By resolution, the Board of Directors has fixed the number of directors at seven. The terms of all incumbent directors will expire at the annual meeting. Directors elected at the annual meeting will serve for a term ending at the 2019 annual meeting of stockholders and until their respective successors are elected and qualified.

Nominees

        Upon the unanimous recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated seven directors who served for all or part of fiscal 2017 for re-election at the annual meeting. The Board of Directors believes that all of its nominees will be available for re-election at the annual meeting and will serve if re-elected. The directors nominated for re-election (the "Nominated Directors") are:

Name	Age on 12/31/17	Current Position	Served as Director Since
Michael L. Shor	58	Chairman of the Board; Director	2012
Mark M. Comerford	56	President and Chief Executive Officer; Director	2008
Donald C. Campion	69	Director	2004
John C. Corey	70	Director	2004
Robert H. Getz	55	Director	2006
Dawne S. Hickton	60	Director	2017
William P. Wall	55	Director	2004

        The Board of Directors recommends that stockholders vote FOR the election of all of the Nominated Directors. Unless authority to vote for any Nominated Director is withheld, the accompanying proxy will be voted FOR the election of all the Nominated Directors. However, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event that any Nominated Director becomes unable to, or for any reason will not, serve. If a quorum is present, those nominees receiving a majority of the votes cast will be elected to the Board of Directors.

Business Experience of Nominated Directors

        Michael L. Shor has been a director since August 1, 2012. Mr. Shor serves as Chairman of the Board and as a member of the Corporate Governance and Nominating Committee of the Board. Mr. Shor retired as Executive Vice President—Advanced Metals Operations & Premium Alloys Operations of Carpenter Technology Corporation on July 1, 2011 after a thirty-year career with Carpenter Technology. At Carpenter, Mr. Shor held managerial positions in technology, marketing and operations before assuming full responsibility for the performance of the Company's operating divisions. From November 2016 through February 2018, Mr. Shor was a member of the board of AG&E Holdings Inc. (OTC-QB: AGNU), a leading parts distributor and service provider to the casino and gaming industry. The Board believes Mr. Shor's extensive management experience, and specific specialty materials experience, provides valuable insight, allowing Mr. Shor to advise the Company on its strategic direction, operational excellence and growth initiatives.

        Mark M. Comerford was elected President and Chief Executive Officer and a director of the Company in October 2008. Before joining the Company, from 2004 to 2008, Mr. Comerford was

President of Brush Engineered Materials Alloy Division and President of Brush International, Inc., affiliates of Materion Corporation, formerly known as Brush Engineered Materials, Inc., a company that manufactures high-performance materials. The Board believes Mr. Comerford's years of experience driving international growth at various advanced materials manufacturing companies provide valuable strategic insights to the Board. In addition, his leadership experience and acumen in strategic and operating roles based in the United States and Asia, as well as his experience as a top executive at Haynes, all make him well qualified to serve as a director.

        Donald C. Campion has been a director since August 31, 2004. Mr. Campion also serves as the Chairman of the Audit Committee and as a member of the Risk Committee and the Compensation Committee of the Board. Mr. Campion has also served on several company boards, both public and private. He currently serves on the board of MCBC Holdings, Inc. (NASDAQ: MCFT), a public company, where he is Chairman of the Audit Committee and is a member of the Compensation Committee. In addition, Mr. Campion serves on a private company board as audit committee chair. From 2013 through 2014, Mr. Campion was a member of the board of directors of Cash Store Financial, Inc., a publicly traded company with shares listed on the Toronto Stock Exchange and the New York Stock Exchange. Mr. Campion previously served as Chief Financial Officer of several companies, including VeriFone, Inc., Special Devices, Inc., Cambridge, Inc., Oxford Automotive, Inc., and Delco Electronics Corporation. The Board believes Mr. Campion's substantial tax and accounting experience built through his career in finance at several significant corporations, his work in engineering and lean manufacturing and his experience serving as a director of other companies make him well qualified to serve as a director. Mr. Campion's tax and accounting acumen also qualify him as the Company's Audit Committee financial expert.

        John C. Corey has been a director since August 31, 2004. Mr. Corey also serves as Chairman of the Risk Committee and as a member of the Corporate Governance and Nominating Committee of the Board. From January 2006 until his retirement in March 2015, Mr. Corey served as President, Chief Executive Officer and a director of Stoneridge, Inc., a global manufacturer of electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. From October 2000 through December 2005, Mr. Corey served as the President, Chief Executive Officer and a director of Safety Components International, Inc., a global manufacturer of automotive airbags. From January 2014 until December 31, 2015, Mr. Corey served on the board and was Chairman of the Motor Equipment Manufacturers Association, which represents the interests of suppliers to the motor vehicle industry. Mr. Corey has also served on several company boards, both public and private. The Board believes Mr. Corey's extensive experience as a President and Chief Executive Officer, garnered in service of a New York Stock Exchange listed corporation, as well as substantial operations, international and business development experience, make him well qualified to serve as a director.

        Robert H. Getz has been a director since March 31, 2006. Mr. Getz also serves as Chairman of the Compensation Committee and the Strategic Committee and as a member of the Audit Committee of the Board. Mr. Getz is a private investor and founder of Pecksland Capital Partners, a private investment firm. Prior to 2016, Mr. Getz served as a Managing Director and Partner of Cornerstone Equity Investors, LLC, a private equity investment firm which he co-founded in 1996. Mr. Getz also serves on the Board of Directors of Jaguar Mining (TSX: JAG.TO), a public company where he serves as Chairman of the Compensation Committee and as a member of the Governance, Audit and Finance Committees. Mr. Getz formerly served as a Director of NewMarket Gold Inc. and as Chairman of the Board of Crocodile Gold Corp., prior to its acquisition by NewMarket Gold in 2015. Mr. Getz also formerly served on the Board of Directors of Centurion International, Inc., Global Alumina, Novatel Wireless, Inc. and SITEL Corporation amongst others. The Board believes Mr. Getz's experience as a private equity investor and extensive experience as a director of other public and private companies, as well as the wide variety of his operating experience, enables him to share with the Board valuable perspectives on a variety of issues.

        Dawne S. Hickton has been a director since July 1, 2017. Ms. Hickton also serves as a member of the Audit and Risk Committees of the Board. Ms. Hickton is the President and Founding Partner of Cumberland Highstreet Partners, Inc., an executive strategic consulting firm for manufacturing businesses. She is also a member of the boards of directors of Jacobs Engineering Group (NYSE: JEC) and Triumph Group, Inc. (NYSE: TGI). Ms. Hickton previously served as Vice Chairman, President and Chief Executive Officer of RTI International Metals, Inc. from 2007 until its sale to Alcoa Corporation in 2015. She is also a member of the board of the Federal Reserve Bank of Cleveland, the University of Pittsburgh board of trustees, the board of the International Titanium Association, where she founded Women in Titanium, and the board of the Smithsonian National Air & Space Museum. The Board believes that Ms. Hickton's leadership experience in specialty metals as well as her knowledge of Haynes' key markets benefits Haynes.

        William P. Wall has been a director since August 31, 2004. Mr. Wall also serves as the Chairman of the Corporate Governance and Nominating Committee and as a member of the Audit, Compensation and the Strategic Committees of the Board. Mr. Wall is a managing member of OQ Partners, LLC, a private investment firm headquartered in Lexington, MA. Mr. Wall is a member of the Board of Directors of STAAR Surgical, Inc. (NASDAQ: STAA), where he serves as Chairman of the Nominating and Governance Committee and a member of the Compensation Committee and Audit Committee. Mr. Wall is also a member of the Board of Directors of Altisource Residential Corporation (NYSE: RESI), where he serves as Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. From February 2006 until June 2015, Mr. Wall served as general counsel of Abrams Capital Management, LLC, a value-oriented investment firm headquartered in Boston. Prior to joining Abrams Capital, Mr. Wall was a partner at a hedge fund for two years and was employed with Fidelity Investments for seven years, concluding as a Managing Director in its private investment group. The Board believes, in addition to his experience as an attorney, Mr. Wall provides financing and investment analysis experience as a result of his career in the investment management industry. Mr. Wall's leadership, investment and corporate governance experience enable him to advise the Company on its strategic direction, allocation of capital and management development.

        The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominated directors.

Corporate Governance

Board Committee Structure

        The Board of Directors has four standing committees: (i) an Audit Committee; (ii) a Compensation Committee; (iii) a Corporate Governance and Nominating Committee; and (iv) a Risk Committee.

        The Audit Committee is currently composed of four members, Messrs. Campion (who chairs the Committee), Getz and Wall and Ms. Hickton, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Audit Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Audit Committee is primarily responsible for, among other matters:

  •
  Appointment, retention, termination and oversight, including the approval of compensation, of the Company's independent auditors;

  •
  Pre-approving audit and non-audit services by the independent auditors;

  •
  Reviewing the audit plan and the estimated fees;

  •
  Reviewing and recommending approval to the full Board of securities disclosures and earnings press releases;

  •
  Evaluating and making recommendations to the Board concerning the financial structure and financing strategy of the Company;

  •
  Managing significant risks and exposures and policies with respect to risk assessment and risk management relating to financial reporting;

  •
  Reviewing operational and accounting internal controls, including any special procedures adopted in response to the discovery of material control deficiencies;

  •
  Reviewing the action taken by management on the internal auditors' and independent auditors' recommendations;

  •
  Reviewing and approving the appointment, reassignment and replacement of the senior internal audit executive;

  •
  Reviewing the qualifications, performance and independence of the independent auditors;

  •
  Reviewing the Company's Code of Business Conduct and Ethics;

  •
  Reviewing and approving the existence and terms of any transactions between the Company and any related party; and

  •
  Performing such additional activities, and considering such other matters, within the scope of its responsibilities, as the Audit Committee or the Board deems necessary or appropriate.

        The Compensation Committee is currently composed of three members, Messrs. Getz (who chairs the Committee), Campion and Wall, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Compensation Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Compensation Committee is primarily responsible for, among other matters:

  •
  Establishing the Company's philosophy and policies regarding executive and director compensation, and overseeing the development and implementation of executive and director compensation programs;

  •
  Setting the CEO's compensation level and performance goals and approving awards for the CEO under incentive compensation plans based on the performance evaluation conducted by the Board;

  •
  Reviewing and approving the individual elements of total compensation for the executive management of the Company;

  •
  Reviewing and approving revisions to the Company's executive officer salary range structure and annual salary increase guidelines;

  •
  Assuring that the Company's executive incentive compensation program is administered in a manner consistent with the Committee's compensation philosophy and policies as to participation, target annual incentive awards, corporate financial goals and actual awards paid to executive officers;

  •
  Reviewing the Company's employee benefit programs and approving changes, subject, where appropriate, to stockholder or Board approval;

  •
  Overseeing regulatory compliance with respect to compensation matters;

  •
  Reviewing performance of executive officers other than the CEO and overseeing succession planning;

  •
  Overseeing and making recommendations to the Board with respect to the Company's incentive compensation plans and equity-based plans; and

  •
  Preparing and issuing compensation evaluations and reports.

  •
  Performing other duties or responsibilities expressly delegated by the Board from time to time relating to the Company's executive compensation programs.

        The Corporate Governance and Nominating Committee is currently composed of three members, Messrs. Wall (who Chairs the Committee), Corey and Shor, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Governance Committee Charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Governance Committee is responsible for overseeing the performance and composition of the Board of Directors to ensure effective governance. The Governance Committee identifies and recommends the nomination of qualified directors to the Board of Directors as well as develops and recommends governance principles for the Company. The Governance Committee is primarily responsible for, among other things:

  •
  Overseeing the search for qualified individuals to serve on the Board;

  •
  Recommending to the Board those director nominees who, in the Committee's opinion, the full Board should recommend for stockholder approval at the annual meeting or for election at such other times when vacancies exist or qualified candidates are identified and available;

  •
  Assisting the Board in evaluating the continued suitability and effectiveness of incumbent director candidates, both individually and as a group;

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  Overseeing the administration of the Board, including reviewing and recommending the appointment of directors to committees of the Board and monitoring and reviewing the functions of the committees;

  •
  Developing, approving and reviewing the Company's Corporate Governance Guidelines;

  •
  Recommending the organization and structure of the Board;

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  Overseeing and reviewing annually the structure and effectiveness of the Board's committee system; and

  •
  Performing any other duties assigned to it by the Board.

        The Risk Committee is currently composed of three members, Messrs. Corey (who chairs the Committee) and Campion and Ms. Hickton, all of whom are independent under the definitions and interpretations of NASDAQ. Under the Risk Committee charter, adopted by the Board of Directors and available in the investor relations section of the Company's website at www.haynesintl.com, the Risk Committee is primarily responsible for, among other matters:

  •
  Reviewing and approving the Company's risk governance framework;

  •
  Setting the tone and developing a culture within the Company regarding risk;

  •
  Reviewing the strategic and operating risks identified by management, designating some or all of those risks to be subject to the Committee's oversight;

  •
  Reviewing periodic reports from management on the metrics used to measure, monitor and manage risks;

  •
  Reviewing the independence, authority and effectiveness of the risk management function, including staffing levels and qualifications;

  •
  Approving the appointment of the CEO's designated Risk Officer; and

  •
  Attending to other matters as the Chair or other members of the Committee determine relevant to the Committee's oversight of strategic and operating risk assessment and management.

Meetings of the Board of Directors and Committees

        The Board of Directors held fourteen meetings during the fiscal year ended September 30, 2017. During fiscal 2017, no member of the Board of Directors attended fewer than 75% of the aggregate of meetings of the Board of Directors and meetings of any committee of the Board of Directors of which he or she was a member held during his or her tenure with the Board. Scheduled meetings are supplemented by frequent informal exchanges of information and, on occasion, actions taken by unanimous written consent without meetings. All of the members of the Board of Directors are encouraged, but not required, to attend Haynes' annual meetings of stockholders. All of the members of the Board of Directors attended Haynes' 2017 annual meeting in person. The following chart shows the number of meetings in fiscal 2017 of each of the standing committees of the Board of Directors at which a quorum was present:

Committee	Meetings in Fiscal 2017
Audit Committee	8
Compensation Committee	9
Corporate Governance and Nominating Committee	5
Risk Committee	4

Meetings of Non-Management Directors

        Consistent with NASDAQ governance requirements, the non-management members of the Board of Directors meet in an executive session at least twice per year, and usually in connection with every regularly-scheduled in-person board meeting, to: (a) review the performance of the management team; (b) discuss their views on management's strategic planning and its implementation; and (c) address any other matters affecting the Company that may concern individual directors. The executive sessions are designed to ensure that the Board of Directors is not only structurally independent, but also is given ample opportunity to exercise independent thought and action. In fiscal 2017, the non-management directors met in executive session four times. When meeting in executive session, the presiding person was the Chairman, Mr. Shor.

Independence of the Board of Directors and Committee Members

        Except for Mr. Comerford, all of the members of the Board of Directors, including each member of the Audit Committee, the Compensation Committee, the Governance Committee and the Risk Committee, meet the criteria for independence set forth in the rules and regulations of the Securities and Exchange Commission, including Rules 10A-3(b)(1) and 10C-1(b)(1) of the Exchange Act and the definitions and interpretations of NASDAQ. The Board of Directors has determined that Mr. Campion, the Chairman of the Audit Committee, is an "audit committee financial expert" (as defined by Item 407(d)(5)(ii) of Regulation S-K) and is "independent" (under the definitions and interpretations of NASDAQ).

        The roles of Chairman and Chief Executive Officer are split into two positions. The Board of Directors believes that separating these roles aligns the Company with best practices for corporate governance of public companies and accountability to stockholders. The Board also believes that the separation of roles provides a leadership model that clearly distinguishes the roles of the Board and management. The separation of the Chairman and Chief Executive Officer positions allows the Company's Chief Executive Officer to direct his or her energy toward operational and strategic issues while the non-executive Chairman focuses on governance and stockholders. The Company believes that separating the Chairman and Chief Executive Officer positions enhances the independence of the Board, provides independent business counsel for the Company's Chief Executive Officer and facilitates improved communications between Company management and Board members.

Family Relationships

        There are no family relationships among the directors and executive officers of the Company.

Conflict of Interest and Related Party Transactions

        It is the Company's policy to require that all conflict of interest transactions between the Company and any of its directors, officers or 10% beneficial owners (each, an "insider") and all transactions where any insider has a direct or indirect financial interest, including related party transactions required to be reported under Item 404(a) of Regulation S-K, must be reviewed and approved or ratified by the Board of Directors. The material terms of any such transaction, including the nature and extent of the insider's interest therein, must be disclosed to the Board of Directors. The Board of Directors will then review the terms of the proposed transaction to determine whether the terms of the proposed transaction are fair to the Company and are no less favorable to the Company than those that would be available from an independent third party. Following the Board of Director's review and discussion, the proposed transaction will be approved or ratified only if it receives the affirmative votes of a majority of the directors who have no direct or indirect financial interest in the proposed transaction, even though the disinterested directors may represent less than a quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes the contract or transaction. Haynes did not enter into any transactions in fiscal 2017 with any insider.

Governance Committee and Director Nominations

        Nominees for the Board of Directors are currently recommended for nomination to the Board of Directors by the Governance Committee. The Governance Committee bases its recommendation for nomination on criteria that it believes will provide a broad perspective and depth of experience in the Board of Directors. In general, when considering independent directors, the Governance Committee will consider the candidate's experience in areas central to the Company, such as business, finance and legal and regulatory compliance, as well as considering the candidate's personal qualities and accomplishments and their ability to devote sufficient time and effort to their duties as directors. Important areas of experience and expertise include manufacturing, international operations, finance and the capital markets, accounting and experience as a director of other companies. The Governance Committee does not have a formal diversity policy but considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Governance Committee construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills and other individual qualities, in addition to race, gender, age, ethnicity and cultural background as elements that contribute to a diverse Board. The Governance Committee has adopted Corporate Governance Guidelines which establish, among other matters, a mandatory retirement age for Board members of 72, subject to exceptions that may be granted by the Board.

        Although the Governance Committee has no formal policy regarding the consideration of director candidates recommended by stockholders, the Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the procedure described below for stockholder nominations. Candidates recommended by stockholders are evaluated in the same manner using the same criteria as candidates not so recommended.

        Stockholders may nominate directors by providing timely notice thereof in proper written form to the Secretary of Haynes. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at Haynes' principal executive offices (a) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

        To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a director if elected.

Code of Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as to its directors and other officers and employees. This Code is posted on the Company's website at www.haynesintl.com/CodeofBusinessConductandEthics.pdf.

Board of Directors' Role in Risk Oversight

        As a part of its oversight function, the Board of Directors monitors how management operates the Company. The Risk Committee is designed to act as the primary tool to keep risk as an important part of the Board's and the various committees' deliberations throughout the year by working with management to identify and prioritize enterprise risks—the specific financial, operational, business and strategic risks that the Company faces, whether internal or external. Certain strategic and business risks, such as those relating to the Company's products, markets and capital investments, are overseen by the entire Board of Directors, with the assistance of the Risk Committee. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw materials. With the assistance of the Risk Committee, the Corporate Governance and Nominating Committee manages the risks associated with governance issues, such as the independence of the Board of Directors, and the Compensation Committee manages risks relating to the Company's compensation plans and policies.

        In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company's risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

Communications with Board of Directors

        Stockholders may communicate with the full Board of Directors by sending a letter to Haynes International, Inc. Board of Directors, c/o Corporate Secretary, 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013. The Company's Corporate Secretary will review the correspondence and forward it to the chairman of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Corporate Secretary as directed above. Such communication should be clearly addressed to the non-management directors.

Director Compensation Program

        Directors who are also Company employees do not receive compensation for their services as directors. Following is a description of the Company's compensation program for non-management directors in fiscal 2017. In consultation with its independent compensation consultant, Total Rewards Strategies, the Compensation Committee reviews the compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate.

  Director Compensation Table

        The following table provides information regarding the compensation paid to the Company's non-employee members of the Board of Directors in fiscal 2017.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	Dividends on Stock Awards ($)	Total ($)
M. L. Shor, Chairman	$124,792	$82,742	$1,782	$209,315
D. C. Campion, Director	$122,500	$82,742	$1,782	$207,024
J. C. Corey, Director	$113,958	$82,742	$1,782	$198,482
R. H. Getz, Director	$167,500	$82,742	$1,782	$252,024
D. S. Hickton, Director	$15,000	—	—	$15,000
W. P. Wall, Director	$148,750	$82,742	$1,782	$233,274

(1)
Represents restricted stock with a grant date fair value equal to $40.86 per share, which was the closing price of the Company's common stock on the trading day prior to the date of the grant computed in accordance with FASB ASC Topic 718. The shares of restricted stock are subject to vesting as described more fully under "Director Compensation Program—Equity Compensation".

  Director Compensation Analysis

        Total Rewards Strategies, the Compensation Committee's independent compensation consulting firm, reviewed the Board of Directors' total compensation in fiscal 2017, including Board of Directors and Committee annual retainers and restricted stock grants. Specifically, Total Rewards Strategies provided a report to the Compensation Committee evaluating the Haynes fiscal 2016 director compensation and the comparator group companies' director compensation (as identified under "Committee Procedures") and making recommendations with respect to Haynes' fiscal 2017 director compensation. Based upon its review of this information, the Compensation Committee, in consultation with Total Rewards Strategies, decided to maintain the existing director compensation structure for 2017.

  Annual Retainer

        Non-management members of the Board of Directors receive a $60,000 annual retainer related to their Board of Directors duties and responsibilities, which is paid in four equal installments of $15,000 each. Additionally, there is a $40,000 annual retainer for serving as Chairman of the Board, also paid in four equal installments. The Company reimburses directors for their out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof and other expenses incurred by directors in connection with their service to the Company.

  Committee Fees

        Directors receive an additional annual retainer of $15,000 for each standing committee on which they serve, paid in four equal installments. In addition, there is a $17,500 annual retainer for serving as the chairman of the Audit Committee, a $12,500 annual retainer for serving as the chairman of the Compensation Committee or the Risk Committee and a $10,000 annual retainer for serving as the chairman of any other committee of the Board of Directors. In fiscal 2017, the Board of Directors formed a Strategic Committee for the purposes of reviewing and analyzing potential add-on acquisitions and capital allocation. Committee members received a retainer of $40,000 in fiscal 2017.

  Equity Compensation

        On November 22, 2016, each director then in office was granted 2,025 shares of restricted stock pursuant to the Haynes International, Inc. 2016 Incentive Compensation Plan. In making its decision to award restricted stock, the Compensation Committee considered information provided by Total Rewards Strategies on methods of encouraging long-term stock ownership by directors, as well as information regarding how comparator group companies utilized restricted or deferred stock. The shares of restricted stock will vest in full on the earlier of (i) the first anniversary of the grant date, or (ii) the failure of the director to be re-elected at an annual meeting of the stockholders of the Company as a result of the director being excluded from the nominations for any reason other than "cause" as defined in the 2016 Incentive Compensation Plan.

        Additionally, the directors received dividends throughout fiscal 2017 on restricted stock held on the record date of each dividend paid during the year.

  Indemnification Agreements

        Pursuant to individual written agreements, the Company indemnifies all of its directors against loss or expense arising from such individuals' service to the Company and its subsidiaries and affiliates and advances attorneys' fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee as of September 30, 2017 were Messrs. Getz, Campion and Wall. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, and none of the Company's executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Executive Compensation

Compensation Committee Report

        The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

  SUBMITTED BY THE COMPENSATION COMMITTEE

  Robert H. Getz, Chair
  Donald C. Campion
  William P. Wall

Compensation Discussion and Analysis

  2017 Business Summary

        In fiscal 2017, the Company:

  •
  Generated cash from operations of $13.1 million on revenues of $395.2 million and net loss of $(10.2) million;

  •
  Invested $15.0 million into capital projects; and

  •
  Paid approximately $11.0 million in dividends to stockholders, resulting in a cumulative amount of approximately $85.0 million in dividends paid to stockholders over the last 32 consecutive quarters.

  Overview

        This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation in fiscal 2017 for Mark M. Comerford, the Company's principal executive officer; Daniel W. Maudlin, the Company's principal financial officer; and Scott R. Pinkham, Venkat R. Ishwar and Marlin C. Losch III, the Company's other three most highly compensated executive officers in fiscal 2017. Detailed information regarding the compensation of these executive officers, who are referred to as "Named Executive Officers" or "NEOs", appears in the tables following this Compensation Discussion and Analysis. This Compensation Discussion and Analysis should be read in conjunction with those tables.

        This Compensation Discussion and Analysis consists of the following parts:

  Responsibility for Executive Compensation Decisions

  Role of Executive Officers in Compensation Decisions

  Executive Compensation Philosophy and Principles

  Committee Procedures

  Setting Named Executive Officer Compensation in Fiscal 2017

  Responsibility for Executive Compensation Decisions

        The Compensation Committee of the Board of Directors, whose membership is limited to independent directors, acts pursuant to a Board-approved charter. The Compensation Committee is responsible for approving the compensation programs for all executive officers, including the Named Executive Officers, and making decisions regarding specific compensation to be paid or awarded to them. The Compensation Committee has responsibility for establishing and monitoring the adherence to the Company's compensation philosophies and objectives. The Compensation Committee aims to ensure that the total compensation paid to the Company's executives, including the NEOs, is fair, reasonable and competitive. Although the Compensation Committee approves all elements of an executive officer's compensation, it approves equity grants and certain other incentive compensation subject to approval by the full Board of Directors.

  Role of Executive Officers in Compensation Decisions

        No Named Executive Officer participates directly in the determination of his or her compensation. For Named Executive Officers other than himself, the Company's Chief Executive Officer provides the Compensation Committee with performance evaluations and presents individual compensation recommendations to the Compensation Committee, as well as compensation program design recommendations. The Chief Executive Officer's performance is evaluated by the Board of Directors. Mr. Comerford's fiscal 2017 base salary was established by the employment agreement he renewed in fiscal 2016, as modified by subsequent Compensation Committee actions. Mr. Comerford and Mr. Maudlin, the Company's Chief Financial Officer, work closely with the Compensation Committee on the development of the financial targets and overall compensation awardable to the Named Executive Officers under the Company's Management Incentive Plan ("MIP") as those amounts are based on the annual operating budget. The Compensation Committee retains the full authority to modify, accept or reject all compensation recommendations provided by management.

  Executive Compensation Philosophy and Objectives

        The Company's compensation program is designed to attract, motivate, reward and retain key executives who drive the Company's success and enable it to consistently achieve corporate performance goals in the competitive high-performance alloy business and increase stockholder value. The Company seeks to achieve these objectives through a compensation package that:

  •
  Pays for performance: The MIP provides incentives to the Company's executive officers based upon meeting or exceeding specified short-term financial goals, taking into consideration the ability of the Company's executives to influence financial results. In addition, grants of restricted stock, performance shares and stock options provide an appropriate incentive to produce stockholder returns through long-term corporate performance, including through the attainment of performance targets applicable to performance share grants.

  •
  Supports the Company's business strategy: The annual bonus provided by the MIP focuses the Company's executive officers on short-term goals, while the Company's equity compensation plans aim to engage management in the Company's long-term performance. The Company believes both of those elements serve to align management interests with creating stockholder value.

  •
  Pays competitively: The Company sets compensation levels so that they are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity.

  •
  Values stockholder input: In setting compensation levels, the Company takes into account the outcome of stockholder advisory votes regarding executive compensation.

        In addition to aligning management's interests with the interests of the stockholders, a key objective of the Company's compensation plan is mitigating the risk in the compensation package by ensuring that a significant portion of compensation is based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term sustainability of the Company.

        As part of its oversight responsibilities, the Compensation Committee, along with a cross-functional team with representatives from Human Resources, Legal and Finance, annually evaluates the risks arising from the Company's compensation policies and practices, with the assistance of its independent compensation consultant. The Committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance, the mix of short-term and long-term compensation, the maximum payout levels for short- term and long-term incentives, the distribution of compensation between equity and cash and other factors that mitigate risk. The Committee concluded that the Company's compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

        At the Company's 2017 annual meeting of stockholders, the stockholders voted on a non-binding advisory proposal to approve the compensation of the Named Executive Officers. Approximately 97.90% of the shares voted on the proposal were voted in favor of the proposal. In light of the approval by a substantial majority of stockholders of the compensation programs described in the Company's 2017 proxy statement, the Compensation Committee did not implement material changes to the executive compensation programs as a result of the stockholders' advisory vote.

  2017 Compensation Plan Highlights

        The design of the Company's executive compensation program for 2017 was generally consistent with the design of the 2016 program. The Company made several enhancements for 2017 to further drive the pay-for-performance philosophy, combined with ongoing use of many best practices, to align executive compensation and shareholder value creation. The following table highlights these enhancements:

Practices Consistent With 2016 Program	Changes Made For 2017
• Pay-for-performance philosophy	• Revised comparator group
• Pay positioning philosophy relative to comparator group and mix of base salary and annual and long-term incentive compensation	• Added performance share awards to the mix of stock options and time-based restricted stock to enhance the balance of the long-term incentive program
• Annual incentive compensation metrics	• Established relative total shareholder return (TSR) as performance share metric to ensure alignment with shareholders
• Change-in-control agreements with best practice features (double-trigger severance, less than three times base salary and target bonus, no tax gross-up, no enhanced retirement benefits)
• Compensation risk assessment
• Clawback policy consistent with proposed SEC regulations mandated by Dodd-Frank
• Share ownership requirement for management and directors
• Limited perquisites

  Committee Procedures

        The Compensation Committee retains the services of Total Rewards Strategies, an independent compensation consulting firm, to analyze the compensation and financial data of a comparator group of companies. Total Rewards Strategies also provides the Compensation Committee with alternatives to consider when making compensation decisions and provides opinions on compensation recommendations the Compensation Committee receives from management. Total Rewards Strategies provided analyses and opinions regarding executive compensation trends and practices to the Compensation Committee during fiscal 2016 and fiscal 2017. Total Rewards Strategies did not provide any services to the Company other than compensation consulting to the Compensation Committee in fiscal 2016 or fiscal 2017. Total Rewards Strategies' work for the Company in fiscal 2017 did not raise any conflicts of interest.

  Comparator Group

  •
  The Company uses the comparator group as a reference for its executive compensation program. The Compensation Committee believes the comparator group is representative of the labor market from which the Company recruits executive talent. Factors used to select the comparator group companies include industry segment, revenue, profitability, labor markets, business model, customer markets, institutional ownership, number of employees and market capitalization. The Compensation Committee reviews the composition of the comparator group annually.

  •
  In July 2016, the Compensation Committee approved the comparator group for 2017. The 2017 comparator group is comprised of 30 companies, including industrial metals, mineral and manufacturing companies.

Aegion	II-VI	Patrick Industries
AZZ	Insteel Industries	Quaker Chemical
Calgon Carbon	KEMET	Quanex Building Products
Carpenter Technology	L.B. Foster	Rogers
CIRCOR	LMI Aerospace	Shiloh Industries
Compass Minerals	Materion Corporation	Skyline
CTS	Myers Industries	Stoneridge
Ducommun	NN	Supreme Industries
EnPro Industries	Northwest Pipe	Titan International
Franklin Electric	Olympic Steel	Universal Stainless & Alloy

  Market Rates

        Among other analyses, Total Rewards Strategies provides the 50th percentile, or median, of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation, or the Median Market Rate. The Compensation Committee uses the Median Market Rate as a primary reference point when determining compensation targets for each element of pay. When individual and targeted company financial performance is achieved, the objective of the executive compensation program is to provide overall compensation near the Median Market Rate of pay practices of the comparator group of companies. Actual target pay for an individual may be more or less than the Median Market Rate based on the Compensation Committee's evaluation of the individual's performance, experience and potential.

        Consistent with the Compensation Committee's philosophy of pay for performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

  Setting Named Executive Officer Compensation in Fiscal 2017

  Components of Compensation

        The chief components of each Named Executive Officer's compensation in fiscal 2017 were:

  •
  base salary;

  •
  a performance-based annual incentive award under the MIP;

  •
  long-term compensation awards that include a combination of stock options, time-based restricted stock and performance shares;

  •
  employee benefits, such as life, health and disability insurance benefits, and a qualified savings (401(k)) plan; and

  •
  limited perquisites.

        Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by the Company's executives. The Compensation Committee reviews information provided by Total Rewards Strategies and the Company's historical pay practices to determine the appropriate level and mix of compensation. In allocating compensation among elements, the Company believes the compensation of the Company's most senior executives, including the Named Executive Officers, who have the greatest ability to influence Company performance, should be predominately performance-based. As a result of this strategy, 67% of the Named Executive Officers' total target compensation, including the Chief Executive Officer's compensation, was allocated to performance-based pay in fiscal 2017.

        Fiscal 2017 Target Compensation

  Base Salary

        The Company provides executives with a base salary that is intended to attract and retain the quality of executives needed to lead the Company's complex businesses. Base salaries for executives are generally targeted at the Median Market Rate of the comparator group, although individual performance, experience, internal equity, compensation history and contributions of the executive are also considered. The Committee reviews base salaries for Named Executive Officers annually and may make adjustments based on individual performance, experience, market competitiveness, internal equity and the scope of responsibilities.

        The base salaries of the Named Executive Officers were increased in fiscal 2017. The following table provides annualized base salary information for the Named Executive Officers effective July 1, 2016 and base salary as of July 1, 2017 as a percentage of the median market rate for 2017:

Named Executive Officer	Base Salary as of July 1, 2016	Base Salary as of July 1, 2017	Base Salary as a Percentage of Median Market Rate for 2017
Mark M. Comerford	$600,000	$619,000	94%
Daniel W. Maudlin	$260,000	$275,000	78%
Scott R. Pinkham	$263,500	$271,500	99%
Venkat R. Ishwar	$265,000	$273,500	99%
Marlin C. Losch III	$255,000	$262,750	101%

  Management Incentive Plan—Annual Cash Incentive

        The purpose of the MIP is to provide an annual cash bonus based on the achievement of specific operational and financial performance targets, tying compensation to the creation of value for stockholders. Target cash bonus awards are determined for each executive position by competitive analysis of the comparator group. In general, the median annual cash bonus opportunity of the comparator group is used to establish target bonus opportunities, but consideration is given to the individual executive's responsibilities and contributions to business results and internal equity. The MIP allows the Board of Directors discretion to administer the plan, including not paying out any compensation thereunder, accounting for unforeseen one-time transactions or adjusting the performance measures based on external economic factors. MIP payments are made on a sliding scale in accordance with established performance targets and are earned as of the end of the applicable fiscal year. MIP payments are sometimes referred to herein as a "bonus".

        For fiscal 2017, the target performance level was established by the Company's consolidated annual operating budget. The annual operating budget is developed by management and presented by the CEO and the CFO to the Board of Directors for its review and approval. The target was intended to represent corporate performance which the Board of Directors believed was more likely than not to be achieved based upon management's presentation of the annual operating budget. For fiscal 2017, the Compensation Committee established net income as the sole financial goal for MIP payouts.

        The table below lists the 2017 MIP incentive awards that could have been earned at the minimum, target and maximum levels by each Named Executive Officer as a percentage of his base salary:

	MIP Incentive as % of Base Salary
Named Executive Officer	Minimum	Target	Maximum
Mark M. Comerford	40%	80%	120%
Daniel W. Maudlin	30%	60%	90%
Scott R. Pinkham	30%	60%	90%
Venkat R. Ishwar	25%	50%	75%
Marlin C. Losch III	25%	50%	75%

        The following table sets forth the targets for net income, as well as actual net income for fiscal 2017:

($ in thousands)	Net Income
Threshold	$5,020
Target	$10,630
Maximum	$18,603
Fiscal 2017 Actual Net Loss	$(10,190)

        The Board of Directors establishes net income and performance goals in order the align the interests of management with those of the Comapny's stockholders. Based upon fiscal 2017's net income, in accordance with that philosophy, no MIP payments were made for fiscal 2017.

  Long-Term Incentives

        Stockholders approved the 2016 Incentive Compensation Plan on March 1, 2016. Grants were made under that plan in fiscal 2017. The plan provides the Company with a means to grant compensation awards designed to attract and retain key management, including the Named Executive Officers. The Compensation Committee administers the plan and believes awards available under the plan provide an appropriate incentive to produce superior returns to stockholders over the long term by offering participants an opportunity to benefit from stock appreciation through stock ownership.

        Competitive benchmarking to the comparator group, the executive's responsibilities and the individual's contributions to the Company's business results determine the level of long-term compensation. In general, the median value of long-term compensation in the comparator group is used to determine the approximate value of long-term incentives. Fair value methodologies, which are consistent with the Company's expensing of equity awards under Financial Accounting Standards Board ASC Topic 718 Compensation—Stock Compensation, were used in fiscal 2016 to determine the value of stock options.

        The Company currently does not have any formal plan requiring it to grant equity compensation on specified dates. With respect to newly hired or promoted executives, the Company's practice is typically to consider stock equity grants at the first meeting of the Compensation Committee and Board of Directors following such executive's hire date. The recommendations of the Compensation Committee are subsequently submitted to the Board of Directors for approval. The Compensation Committee intends to ensure that the Company avoids equity grants in connection with the release, or the withholding, of material non-public information, and that the grant value of all equity awards is equal to the fair market value on the date of grant, which is determined using the closing price on the trading day prior to the grant date. The Compensation Committee considers whether or not to grant additional equity awards to the management team on an annual basis.

        The amount of equity compensation is determined by the Committee as part of the total mix of compensation, including base salary, long-term incentive compensation and short-term incentive compensation. The Committee uses information provided by its compensation consultant and independently developed by the Committee members regarding the composition and median value of equity compensation for equivalent executive officers in the comparator group as a reference point in its analysis of appropriate equity compensation for the CEO and the other Named Executive Officers. The Committee then applies its judgment and experience to balance the following factors in determining equity compensation for the CEO and the other Named Executive Officers:

  •
  responsibilities and duties of the relevant officer;

  •
  individual performance;

  •
  Company performance;

  •
  stockholder return;

  •
  internal pay equity;

  •
  individual potential; and

  •
  retention risk.

        The Committee believes that a combination of performance shares, time-based restricted stock and stock options aligns the executive's interests with those of the stockholders and provides an appropriate balance between long-term stock price appreciation and executive retention. In fiscal 2017, the equity grants to the NEOs consisted of twenty-five percent (25%) stock options, thirty-five percent (35%) performance shares and forty percent (40%) time-based restricted stock.

  Clawback Policy

        The Board of Directors has adopted a clawback policy that is consistent with the currently proposed SEC regulations mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. If needed to comply with the final regulations when issued, the Board of Directors will make changes to that policy.

  Anti-Pledging Policy

        Pledging is the practice in which a director or executive secures a loan by using equity compensation obtained from the Company as collateral to secure the loan ("Pledging"). Any director, executive officer or other employee of the Company is prohibited from Pledging.

  Stock Ownership and Retention Guidelines

        On September 23, 2013, the Board of Directors approved stock ownership guidelines applicable to executive officers and members of the Board of Directors, and those guidelines were subsequently updated. The guidelines became effective on January 1, 2014 and established the goal that, within five (5) years from the effective date or date of hiring, promotion or election, executive officers and directors each own an amount of the Company's common stock determined based upon a multiple of base salary, in the case of executive officers, or annual retainer, in the case of board members. The multiples are as follows: in the case of the Chief Executive Officer, 300% of base salary; in the case of all other named executive officers, 200% of base salary; in the case of members of the Board of Directors, 400% of annual retainer. The calculation of shares owned by an individual includes shares or other equity interests owned directly or indirectly, including those subject to risk of forfeiture (but not forfeited) under the Company's 2009 Restricted Stock Plan or under the 2016 Incentive Compensation Plan, as applicable, including performance shares at target amount, whether or not then earned, and shares subject to exercisable stock options with exercise prices lower than then current market value. The guidelines also require that executive officers and directors retain a certain amount of stock (based upon value of shares owned) after meeting the ownership goal.

  Stock Options

        All options granted to the Company's NEOs vest in three equal annual installments on the first, second and third anniversaries of the grant date. The Company currently grants stock option awards under the 2016 Incentive Compensation Plan.

        Under Internal Revenue Code Section 162(m), subject to an exception for qualifying performance-based compensation, the Company cannot deduct compensation of over $1.0 million in annual compensation paid to certain executive officers. Options granted pursuant to the Company's option plans are intended to qualify as qualifying performance-based compensation exempt from this deduction limitation.

        The Compensation Committee granted stock options to the management team, including the Named Executive Officers, in November 2016. The Compensation Committee believes that the stock options, in conjunction with the other elements of compensation described herein, align management's interests with those of the stockholders and will provide no return whatsoever if stockholders do not also realize gains. In determining the number of shares underlying the options to be granted to the Named Executive Officers, the Compensation Committee established the value of such shares underlying the options at $11.47 for the November 2016 grant using a fair value methodology. The Compensation Committee then set a total pool of options for grant to all executive officers of approximately $0.5 million.

  Restricted Stock and Performance Shares

        Grants of restricted stock and performance shares vest in accordance with the terms and conditions established by the Compensation Committee. In fiscal 2017, the Compensation Committee set restrictions on the vesting of the performance share grants based on the achievement of specific performance goals, while vesting of the restricted stock grants is time-based.

        Restricted stock and performance share grants are subject to forfeiture if employment or service terminates prior to the end of the vesting period or in the case of performance shares, if performance goals are not met. The Company assesses, on an ongoing basis, the probability of whether performance criteria will be achieved. The Company will recognize compensation expense over the performance period if it is deemed probable that the goal will be achieved. The fair value of the Company's restricted stock is determined based upon the closing price of the Company's common stock on the trading day before the grant date. The plan provides for the adjustment of the number of shares covered by an outstanding grant and the maximum number of shares for which restricted stock may be granted in the event of a stock split, extraordinary dividend or distribution or similar recapitalization event. Outstanding shares of restricted stock are entitled to receive dividends on shares of common stock.

  2016 Fiscal Year Grants

        On November 24, 2015, executives, including the Named Executive Officers, were granted restricted stock. Two types of restricted shares were granted: those with performance-based vesting and those with time-based vesting. For the grant of performance-based restricted shares, the Compensation Committee established a three-year net income performance goal for the period of October 1, 2015 through September 30, 2018, which will dictate whether those restricted shares will vest or be forfeited. The performance-based shares will vest in equal installments on the first, second and third anniversaries of the grant date provided that (a) the recipient is still an employee of the Company on such date, and (b) the Company has met annual net income performance goals set by the Company's Compensation Committee, provided that, if the Company has exceeded the total net income performance goal for the three year period, restricted shares that did not vest due to the Company's failure to meet the annual net income performance goals may vest at the end of such three year period. The restricted shares that were subject to time-based vesting will vest on the third anniversary of the date of grant. Participants must be employees at the end of the performance period or the specified time period for time-based restricted stock to receive a payout, except in the event of death, disability or change in control.

  2017 Fiscal Year Grants

        On November 22, 2016, executives, including the Named Executive Officers, were granted time-based restricted stock. The number of shares and value of restricted stock as of September 30, 2017 is listed in the Outstanding Awards at Fiscal Year End table on page 27. Participants must be employees at the end of the vesting period to receive a payout, except in the event of death, disability or change in control.

        On November 22, 2016, executives, including the Named Executive Officers, were also granted awards of a target amount of performance shares. The actual number of shares that may ultimately be earned, as well as the number of shares of common stock that may be distributed in settling those performance shares, will not be determined until the end of a three-year performance period starting on October 1, 2016 and ending on September 30, 2019 based on the relative total shareholder return (TSR) of the Company compared to the TSR Peer Group. The total number of performance shares earned and shares of common stock distributed can range from 0% to 200% of the target amount of performance shares granted. Please refer to the Grants of Plan Based Awards Table for information regarding the target and maximum number of shares that may be distributed under the 2017 grant. Participants must be employees at the end of the performance period to receive a payout, except in the event of death, disability or a change in control. In fiscal 2014, 2015 and 2016, equity grants to the Company's executives, including those executives listed as NEOs for such periods, including restricted stock grants the vesting of which was subject to the achievement of relevant performance parameters. No such awards vested based on fiscal 2017 results.

        Relative TSR compares the results of investing in common stock of the Company versus the stock of other companies in the TSR Peer Group considering both the appreciation or depreciation in share price as well as the value of dividends distributed during the three-year time period. Share price is calculated at the beginning and end of the period using the average closing price for the twenty (20) business days immediately prior to the start of the performance period (October 1) and immediately prior to the end of the performance period (September 30).

        The relative TSR performance metric for the 2016-2019 performance period is determined as follows.

Haynes TSR Versus TSR Peer Group	Payout % of Target Award
50th %ile to 100th %ile	2.0x Haynes Percentile Ranking
30th %ile to 49th %ile	50% + (2.5x Haynes Percentile Ranking—30%)
< 30th percentile	0.0%

        The TSR Peer Group for the 2016 performance awards is comprised of the following 10 companies:

Allegheny Technologies	Kaiser Aluminum
Carpenter Technology	Materion Corporation
Commercial Metals	Olympic Steel
Global Brass & Copper	TimkenSteel
Insteel Industries	Universal Stainless & Alloy Products

  Benefits

        The Named Executive Officers are eligible for the same level and offering of benefits made available to other employees, including the Company's 401(k) plan (which provides for a matching contribution to be made by the Company), health care plan, life insurance plan and other welfare benefit programs. The Company pays premiums for life insurance for each of the Named Executive Officers. The Company's benefits are designed to be competitive with other employers in the central/northern Indiana region to enable it to compete for and retain employees.

        In addition, the Company maintains the Haynes International, Inc. Pension Plan, a defined benefit pension plan for the benefit of certain eligible domestic employees, including certain of the Named Executive Officers who were hired prior to December 31, 2005. As of December 31, 2005, the Pension

Plan was closed to new employees and, as of December 31, 2007, the benefits of all participants in the Pension Plan were frozen, and no further benefits will accumulate.

  Perquisites

        The Company provides limited perquisites to certain executives. These arrangements are primarily intended to increase the efficiency of an executive by allowing him or her to focus on business issues and to provide business and community development opportunities. In fiscal 2017, these perquisites consisted of taxable automobile usage and country club memberships for Messrs. Comerford, Ishwar and Losch. In fiscal 2017, no single perquisite exceeded $10,000 per person.

  Severance; Change in Control

        Pursuant to his employment agreement, Mr. Comerford is entitled to compensation under certain circumstances relating to his severance from employment with the Company. In addition, the Company has entered into Termination Benefits Agreements with the Named Executive Officers (other than Mr. Comerford), which provide severance and change in control (CIC) compensation. The Compensation Committee regularly reviews these agreements as well as the list of executives eligible for such an agreement. We believe these agreements serve the best interests of the Company and our shareholders by allowing our executives to exercise sound business judgment without fear of significant economic loss in the event they lose their jobs as a result of a CIC. The Compensation Committee believes from its experience and as advised by its Compensation Consultant that such arrangements are competitive, reasonable and necessary to attract and retain key executives. These agreements do not materially affect the Compensation Committee's annual compensation determinations.

  CEO Compensation

        Effective October 1, 2008, Mark M. Comerford was appointed President and CEO of the Company. With the recommendation and approval of the Compensation Committee, the Company entered into an Employment Agreement with Mr. Comerford on September 8, 2008, which was amended August 6, 2009. The agreement's initial term began at the close of business on September 30, 2008 and ended on September 30, 2011 but is subject to automatic extension for one year periods thereafter assuming mutual consent of the Company and Mr. Comerford. The agreement was extended as of October 1, 2017. Pursuant to the agreement as modified by the Compensation Committee, Mr. Comerford's base salary for fiscal 2017 was $619,000 per year (94% of the median Comparator Group CEO salary), with bonus targets to be determined by the Compensation Committee annually prior to or at the commencement of the applicable fiscal year.

Compensation Tables and Narrative Disclosure

        The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in the Company for the CEO, CFO and the other Named Executive Officers.

  Summary Compensation Table

        The narrative and footnotes below describe the total compensation disclosed in the below Summary Compensation Table for fiscal 2015, 2016 and 2017 to the Named Executive Officers, each of whom was serving as an executive officer on September 30, 2017, the last day of the Company's fiscal year. For information on the role of each element of compensation within the total compensation package, please see the discussion above under "Compensation Discussion and Analysis".

        Salary—This column represents the base salary earned during fiscal 2015, 2016 and 2017, including any amounts invested by the Named Executive Officers in the Company's 401(k) plan.

        Stock Awards—This column represents the fair value of the restricted stock and performance share grants, computed in accordance with FASB ASC Topic 718.

        Option Awards—This column represents the compensation expense the Company recognized for financial statement reporting purposes, computed in accordance with Financial Accounting Standards Board ASC Topic 718, with respect to stock options granted in fiscal 2015, 2016 and 2017. For options issued in fiscal 2015, 2016 and 2017, compensation expense was calculated using a fair value methodology and recognized over the vesting period of the stock option.

        Non-Equity Incentive Plan Compensation—This column represents cash bonuses earned in fiscal 2015, 2016 and 2017 by the Named Executive Officers under the 2015, 2016 and 2017 MIP.

        Change in Pension Value and Nonqualified Deferred Compensation Earnings—This column represents the actuarial increase during fiscal 2015, 2016 and 2017 in the pension value for the Named Executive Officers under the Haynes International, Inc. Pension Plan. A description of the Pension Plan can be found below under "Pension Benefits".

        All Other Compensation—This column represents all other compensation paid or provided to the Named Executive Officers for fiscal 2015, 2016 and 2017 not reported in previous columns, such as the Company's matching contributions to 401(k) plans, payment of insurance premiums and costs of providing certain perquisites and benefits.

Name And Principal Position	Year	Salary	Stock Awards(1)	Options(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension	All Other Comp(4)	Total
M. M. Comerford	2017	$618,635	$713,139	$194,350	—	N/A	$64,308	$1,590,432
President & CEO	2016	$599,422	$490,750	$225,492	—	N/A	$61,969	$1,377,633
	2015	$549,753	$439,168	$220,590	$660,000	N/A	$58,070	$1,927,581
D. W. Maudlin	2017	$274,711	$203,042	$55,200	—	—	$24,863	$557,816
VP of Finance & CFO	2016	$259,856	$132,125	$59,641	—	$12,622	$22,002	$486,246
	2015	$247,326	$121,472	$61,275	$222,750	$6,903	$19,737	$679,463
S. R. Pinkham	2017	$271,346	$175,761	$47,725	—	—	$23,632	$518,465
VP of Manufacturing	2016	$263,367	$128,350	$58,007	—	$35,068	$21,856	$506,648
	2015	$251,908	$121,472	$58,824	$226,800	$19,197	$20,080	$698,281
V. R. Ishwar	2017	$273,336	$175,761	$48,300	—	—	$31,101	$528,499
VP Marketing and Technology	2016	$264,850	$128,350	$58,007	—	$45,512	$36,363	$533,082
	2015	$251,908	$121,472	$58,824	$189,000	$42,510	$34,856	$698,570
M. C. Losch III	2017	$262,602	$170,714	$46,288	—	—	$32,816	$512,420
VP Sales and Distribution	2016	$254,871	$124,575	$56,373	—	$69,223	$31,410	$536,452
	2015	$243,693	$121,472	$58,824	$182,850	$43,546	$27,117	$677,502

(1)
The amounts listed in the table above for fiscal 2017 stock awards include restricted stock and performance share awards (PSA's) as valued in accordance with FASB ACS Topic 718. PSA's are valued based on the target number of share awards at grant date which is less than the maximum potential share awards that may be granted at the end of the performance period. If the maximum number of share awards is granted, the stock award amount in fiscal 2017 will be $1,115,742 for M. Comerford, $317,213 for D. Maudlin, $266,858 for M. Losch III, $274,910 for S. Pinkham and V. Ishwar.

(2)
The options issued in fiscal 2015, 2016 and 2017 were valued pursuant to FASB ASC Topic 718 using a fair value methodology.

(3)
No amounts were earned in fiscal 2016 or fiscal 2017 under the 2016 or 2017 MIP. Please see the discussion of the MIP under "Compensation Discussion and Analysis".

(4)
Amounts shown in the "All Other Compensation" column include the following:

Name	Year	Dividends On Restricted Stock	Life Insurance	Disability Insurance	401(k) Company Match	401(m) Company Match	Other	Total
M. M. Comerford	2017	$26,400	$8,160	$6,480	$9,348	—	$13,920	$64,308
	2016	$26,576	$6,942	$6,480	$9,311	—	$12,660	$61,969
	2015	$21,648	$6,942	$6,480	$9,080	—	$13,920	$58,070
D. W. Maudlin	2017	$7,282	$1,835	$5,492	$9,890	$364	—	$24,863
	2016	$7,304	$1,735	$3,437	$9,526	—	—	$22,002
	2015	$5,984	$1,655	$3,194	$8,904	—	—	$19,737
S. R. Pinkham	2017	$6,930	$1,815	$5,407	$9,480	—	—	$23,632
	2016	$7,216	$1,761	$3,531	$9,348	—	—	$21,856
	2015	$5,984	$1,681	$3,346	$9,069	—	—	$20,080
V. R. Ishwar	2017	$6,930	$1,828	$8,517	$9,504	—	$4,322	$31,101
	2016	$7,216	$1,768	$6,538	$9,321	—	$11,520	$36,363
	2015	$5,984	$1,681	$6,343	$9,328	—	$11,520	$34,856
M.C. Losch III	2017	$6,798	$1,755	$6,281	$6,562	$260	$11,160	$32,816
	2016	$7,128	$1,701	$4,511	$6,550	—	$11,520	$31,410
	2015	$5,984	$1,628	$1,377	$6,608	—	$11,520	$27,117

  Grants of Plan-Based Awards in Fiscal 2017

        During fiscal 2017, the Named Executive Officers received four types of plan-based awards:

        Management Incentive Plan—On November 22, 2016, the Named Executive Officers were awarded grants under the Company's 2017 MIP. Under the plan, certain employees of the Company, including the Named Executive Officers, were eligible for cash awards if the Company met certain net income targets established by the Compensation Committee for fiscal 2017. The amount of the cash awards could range between 40% and 120% of base salary for Mr. Comerford, 25% and 75% of base salary for Messrs. Ishwar and Losch; and 30% and 90% for Messrs. Maudlin and Pinkham, depending on the level of net income earned by the Company compared to the targeted amount.

        Stock Options—Non-qualified options were granted on November 22, 2016 under the Haynes International, Inc. 2016 Incentive Compensation Plan. Each option vests in three equal installments on the first, second and third anniversaries of the grant date, remains exercisable for ten years and has an exercise price equal to the closing stock price on the trading day prior to the date of grant.

        Restricted Stock—On November 22, 2016, executives, including the Named Executive Officers, were granted restricted stock under the Haynes International, Inc. 2016 Incentive Compensation Plan which are subject to time-based vesting and will vest on the third anniversary of the date of grant.

        Performance Share Awards—On November 22, 2016, executives, including the Named Executive Officers, were granted awards of a target amount of performance shares. The actual number of performance shares that may ultimately be earned, as well as the number of shares of common stock that may be distributed in settling those performance shares, will not be determined until the end of a three-year performance period and will depend on the calculated total shareholder return of the Company at the end of the performance period as compared to the total shareholder return of a peer group of ten companies. The total performance shares earned and shares of common stock distributed can range from 0% to 200% of the target amount granted. Participants must be employees at the end of the performance period to receive a payout, except in the event of death, disability or a change in control.

  Grants of Plan-Based Awards Table

			Est Future Pay Under Inc. Plan			Estimated Future Payouts Under Equity Incentive Plan Awards						Grant Date FV of Stock & Option
											Ex or Base Price of Option
		Grant Date							All Other Stock	All Other Options
Name and Princ Pos	Grant Type		Threshold	Target	Max	Threshold	Target	Max
M. M. Comerford	MIP	11/22/16	$240,000	$480,000	$720,000
	Option	11/22/16								16,900	$40.86	$194,350
	Restr. Stock—Time based	11/22/16							7,600			$310,536
	Performance Share Awards	11/22/16				—	6,700	13,400				$402,603
D. Maudlin	MIP	11/22/16	$78,000	$156,000	$234,000
	Option	11/22/16								7,300	$40.86	$83,950
	Restr. Stock—Time based	11/22/16							1,750			$71,505
	Performance Share Awards	11/22/16				—	1,900	3,800				$114,171
S. R. Pinkham	MIP	11/22/16	$79,050	$158,100	$237,150
	Option	11/22/16								7,100	$40.86	$81,650
	Restr. Stock—Time based	11/22/16							1,700			$69,462
	Performance Share Awards	11/22/16				—	1,650	3,300				$99,149
V. R. Ishwar	MIP	11/22/16	$66,250	$132,500	$198,750
	Option	11/22/16								7,100	$40.86	$81,650
	Restr. Stock—Time based	11/22/16							1,700			$69,462
	Performance Share Awards	11/22/16				—	1,650	3,300				$99,149
M. C. Losch III	MIP	11/22/16	$63,750	$127,500	$191,250
	Option	11/22/16								6,900	$40.86	$79,350
	Restr. Stock—Time based	11/22/16							1,650			$67,419
	Performance Share Awards	11/22/16				—	1,600	3,200				$96,144

(1)
Target number of performance shares that have not vested. This column represents the target number of performance share to be earned over a three-year performance period and settled in shares of common stock.

(2)
The exercise price of each option is equal to the closing market price of shares of common stock on the trading day prior to the grant date.

(3)
Represents the grant date fair value calculated in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

  Outstanding Equity Awards at Fiscal Year-End

        The table below provides information on the Named Executive Officers' outstanding equity awards as of September 30, 2017. The equity awards consist of stock options, shares of restricted stock (with time-based and performance-based vesting) and performance share awards. The table includes the following:

        Number of Securities Underlying Unexercised Options (Exercisable)—This column represents options to buy shares of common stock which are fully vested and subject to forfeiture only with respect to a break in service.

        Number of Securities Underlying Unexercised Options (Unexercisable)—This column represents options to buy shares of common stock which are not fully vested. All options vest in three equal annual installments on the first, second and third anniversaries of the grant date.

        Option Exercise Price—All outstanding option exercise prices are equal to the closing market price of shares of common stock on the day prior to grant date.

        Option Expiration Date—This is the date upon which an option will expire if not yet exercised by the option holder. In all cases, this is ten years from the date of grant.

        Number of Shares or Units of Stock that Have Not Vested and Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested—All shares of restricted stock and performance share awards granted to the Named Executive Officers in fiscal 2017 are unvested.

        Market Value of Shares or Units of Stock that Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested—The market value of unvested shares of restricted stock is based upon the September 30, 2017 closing price of the Company's common stock of $35.91 and is calculated in accordance with FASB ASC Topic 718.

	Option Awards					Restricted Stock Awards
		Number of securities underlying unexercised options (Exercisable)(1)	Number of securities underlying unexercised options (Unexercisable)						Market Value of Unearned Shares That Have Not Vested	Performance Share Awards
							Market Value of Shares That Have Not Vested	Number of Unearned Shares That Have Not Vested(3)
						Number of Shares that Have Not Vested(2)
Name	Grant Date			Option Exercise Price	Option Expiration Date					Number of Awards Not Vested
M. M. Comerford	10/01/08	20,000	—	$46.83	10/01/18	—	—	—	—
	11/24/10	8,800	—	$40.26	11/24/20	—	—	—	—
	11/25/11	7,000	—	$55.88	11/25/21	—	—	—	—
	11/20/12	12,600	—	$47.96	11/20/22	—	—	—	—
	11/26/13	15,000	—	$52.78	11/26/23	—	—	—	—
	11/25/14	18,000	9,000	$46.72	11/25/24	4,700	$168,777	4,700	$168,777
	11/24/15	9,200	18,400	$37.75	11/24/25	6,500	$233,415	6,500	$233,415
	11/22/16	—	16,900	$40.86	11/22/26	7,600	$272,916	—	—	6,700
D. W. Maudlin	03/31/08	6,000	—	$54.00	3/31/18	—	—	—	—
	11/25/11	1,200	—	$55.88	11/25/21	—	—	—	—
	11/20/12	3,300	—	$47.96	11/20/22	—	—	—	—
	11/26/13	4,000	—	$52.78	11/26/23	—	—	—	—
	11/25/14	5,000	2,500	$46.72	11/25/24	1,300	$46,683	1,300	$46,683
	11/24/15	2,433	4,867	$37.75	11/24/25	1,750	$62,843	1,750	$62,843
	11/22/16	—	4,800	$40.86	11/22/26	2,175	$78,104	—	—	1,900
S. R. Pinkham	03/31/08	10,000	—	$54.00	3/31/18	—	—	—	—
	03/31/09	6,500	—	$17.82	3/31/19	—	—	—	—
	01/08/10	4,100	—	$34.00	1/08/20	—	—	—	—
	11/24/10	2,500	—	$40.26	11/24/20	—	—	—	—
	11/25/11	1,900	—	$55.88	11/25/21	—	—	—	—
	11/20/12	3,500	—	$47.96	11/20/22	—	—	—	—
	11/26/13	4,000	—	$52.78	11/26/23	—	—	—	—
	11/25/14	4,800	2,400	$46.72	11/25/24	1,300	$46,683	1,300	$46,683
	11/24/15	2,367	4,733	$37.75	11/24/25	1,700	$61,047	1,700	$61,047
	11/22/16	—	4,150	$40.86	11/22/26	1,875	$67,331	—	—	1,650
V. R. Ishwar	01/08/10	2,500	—	$34.00	1/08/20	—	—	—	—
	11/24/10	2,100	—	$40.26	11/24/20	—	—	—	—
	11/25/11	1,900	—	$55.88	11/25/21	—	—	—	—
	11/20/12	3,500	—	$47.96	11/20/22	—	—	—	—
	11/26/13	4,000	—	$52.78	11/26/23	—	—	—	—
	11/25/14	4,800	2,400	$46.72	11/25/24	1,300	$46,683	1,300	$46,683
	11/24/15	2,367	4,733	$37.75	11/24/25	1,700	$61,047	1,700	$61,047
	11/22/16	—	4,200	$40.86	11/22/26	1,875	$67,331	—	—	1,650
M. C. Losch II	03/31/08	6,500	—	$54.00	3/31/18	—	—	—	—
	03/31/09	2,084	—	$17.82	3/31/19	—	—	—	—
	01/08/10	3,700	—	$34.00	1/08/20	—	—	—	—
	11/24/10	2,300	—	$40.26	11/24/20	—	—	—	—
	11/25/11	1,900	—	$55.88	11/25/21	—	—	—	—
	11/20/12	3,400	—	$47.96	11/20/22	—	—	—	—
	11/26/13	4,000	—	$52.78	11/26/23	—	—	—	—
	11/25/14	4,800	2,400	$46.72	11/25/24	1,300	$46,683	1,300	$46,683
	11/24/15	2,300	4,600	$37.75	11/24/25	1,650	$59,252	1,650	$59,252
	11/22/16	—	4,025	$40.86	11/22/26	1,825	$65,536	—	—	1,600

(1)
Vest in three equal annual installments on the first, second and third anniversaries of the grant date.

(2)
Vest on the third anniversary of the grant date.

(3)
Vest on the third anniversary of the grant date if the Company has met a three-year net income performance goal with respect to the fiscal 2015 and 2016 grants and a relative total shareholder return goal with respect to the 2017 grant.

Option Exercises and Stock Vested

        During fiscal 2017 no options were exercised by the Named Executive Officers. The following table provides information concerning the exercise of stock options and vesting of restricted stock awards for the Named Executive Officers in fiscal 2017.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
M. M. Comerford	—	—	3,900	$172,536
D. W. Maudlin	—	—	1,100	$48,664
S. R. Pinkham	—	—	1,100	$48,664
V. R. Ishwar	—	—	1,100	$48,664
M. C. Losch II	—	—	1,100	$48,664

(1)
This column is calculated by multiplying the number of shares acquired by the closing price of a share of Common Stock on the vesting date. The Named Executive Officers had the following stock awards vest in fiscal 2017:

Name	Type of Award	Vesting Date	Number of Shares Acquired on Vesting (#)	Closing Price on Vesting Date ($/Share)	Value Realized on Vesting ($)
M.M. Comerford	Time-Based Restricted Stock	11/26/16	3,900	$44.24	$172,536
D.W. Maudlin	Time-Based Restricted Stock	11/26/16	1,100	$44.24	$48,664
S.R. Pinkham	Time-Based Restricted Stock	11/26/16	1,100	$44.24	$48,664
V.R. Ishwar	Time-Based Restricted Stock	11/26/16	1,100	$44.24	$48,664
M.C. Losch II	Time-Based Restricted Stock	11/26/16	1,100	$44.24	$48,664

  Pension Benefits

        The Company maintains a defined benefit pension plan for the benefit of eligible domestic employees designated as the Haynes International, Inc. Pension Plan. The pension plan is qualified under Section 401 of the Internal Revenue Code, permitting the Company to deduct for federal income tax purposes all amounts the Company contributes to the pension plan pursuant to funding requirements. The following table sets forth the present value of accumulated benefits payable in installments after retirement, based on retirement at age 65. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen and no further benefits will accumulate. No payments were made to any of the Named Executive Officers pursuant to the Pension Plan in fiscal 2017.

Name	Year	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit
M. M. Comerford	2017	Defined Benefit	NA	—
D. W. Maudlin	2017	Defined Benefit	12	$64,224
S. R. Pinkham	2017	Defined Benefit	17	$178,441
V. R. Ishwar	2017	Defined Benefit	32	$449,601
M. C. Losch III	2017	Defined Benefit	29	$450,056

        Participants in the pension plan are eligible to receive an unreduced pension annuity upon the first to occur of (i) reaching age 65, (ii) reaching age 62 and completing ten years of benefit service or (iii) completing 30 years of benefit service. The final option is available only for salaried employees who were plan participants in the pension plan on March 31, 1987. For salaried employees who retire on or after July 2, 2002 under option (i) or (ii) above, the normal monthly pension benefit provided under the pension plan is the greater of (i) 1.6% of the employee's average monthly earnings multiplied by years of benefit service, plus an additional 0.5% of the employee's average monthly earnings, if any, in excess of Social Security covered compensation multiplied by years of benefit service up to 35 years, or (ii) the employee's accrued benefits as of September 30, 2002. For salaried employees who retire on or after July 2, 2002 under option (iii) above (with 30 years of benefit service), the normal monthly pension provided under the pension plan is equal to one of the following as elected by the participant: (i) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to age 62; (ii) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to any age elected by the participant (prior to 62) and thereafter the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above; or (iii) if the participant is at least age 55, the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above. There are provisions for delayed retirement, early retirement benefits, disability retirement, death benefits, optional methods of benefits payments, payments to an employee who leaves after five or more years of service and payments to an employee's surviving spouse. Participants' interests are vested and they are eligible to receive pension benefits after completing five years of service. However, all participants as of October 1, 2001 became 100% vested in their benefits on that date. Vested benefits are generally paid to retired employees beginning at or after age 55.

  Potential Payments Upon Termination or Change of Control

        As described in the Compensation Discussion and Analysis, Mr. Comerford has an employment agreement and the other Named Executive Officers have termination benefits agreements that provide for payments to the Named Executive Officers at, following or in connection with a termination of their employment in the circumstances described in those agreements. In addition, certain of the Company's compensation plans and arrangements provide for acceleration of vesting of outstanding unvested options and restricted stock in certain circumstances described therein, including a "change of control" of the Company.

        The information below generally describes payments or benefits payable to the Named Executive Officers (including Mr. Comerford) under agreements between the Named Executive Officers and the Company or under the Company's compensation plans and arrangements in the event of a change of control of the Company or the termination of the Named Executive Officer's employment, whether prior to or following a change of control of the Company. Any such payments or benefits that a Named Executive Officer has elected to defer would be provided in accordance with the requirements of Internal Revenue Code Section 409A. Payments or benefits under other plans and arrangements that are generally available to the Company's employees on similar terms are not described. Certain capitalized terms used in this discussion are defined under the caption "Certain Definitions" below.

  Conditions and Obligations Applicable to Receipt of Termination/Change of Control Payments

        Under the applicable compensation agreements, each Named Executive Officer has agreed not to compete with, or solicit the employees of the Company during and for a one-year period (two years for Mr. Comerford) after termination of employment. Further, each Named Executive Officer is obligated to maintain the confidentiality of Company information and to assign all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas or expressions thereof to the Company. The Company is entitled to cease making payments or providing benefits due under the applicable agreement if the Named Executive Officer breaches the confidentiality, non-competition or non-solicitation provisions of the agreement.

        As a condition to the receipt of the payments and other benefits to be received by the Named Executive Officers under the applicable agreements upon termination of employment, each Named Executive Officer must execute and deliver to the Company a release of all claims against the

Company, including claims arising out of his employment with the Company. Certain payments to Mr. Comerford are required to be made or commence on the date that the release executed by him in connection with the termination of his employment becomes effective (generally seven days following execution thereof by Mr. Comerford). In addition to the release, Named Executive Officers may be asked to sign letter agreements reaffirming their applicable confidentiality, non-competition and non-solicitation obligations and may enter into extended non-competition agreements with the Company.

  Payments Made Upon Death or Disability

        Upon death or total disability, the Company's compensation plans and arrangements for the Named Executive Officers provide as follows:

  •
  Each Named Executive Officer (other than Mr. Comerford) or his heirs, estate, personal representative or legal guardian, as appropriate, is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer's earned but unpaid base salary and bonus through the termination date; (ii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; and (iii) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs.

  •
  Mr. Comerford or his heirs, estate, personal representative or legal guardian, as appropriate, is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; (iii) any reimbursable expenses incurred by Mr. Comerford and not reimbursed as of the termination date, and (iv) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs.

  •
  All unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for six months from the termination date, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

  •
  All restrictions on transfer of any shares of restricted stock held by the Named Executive Officer on the termination date, including vesting conditions, will lapse as of the termination date and performance based restricted stock and performance shares will be deemed earned, so long as the Named Executive Officer has been continuously employed by the Company between the grant date and the termination date.

  •
  In the case of death, the Named Executive Officer's designated beneficiary is entitled to receive the death benefit under a Company-provided life insurance policy in the amount of two times the Named Executive Officer's base salary (four times base salary for Mr. Comerford).

  •
  In the case of total disability, the Named Executive Officer will be entitled to disability benefits under the Company's executive long-term disability plans. Each Named Executive Officer is entitled to disability benefits under a group plan and an individual plan. The group plan provides for a monthly benefit equal to 50% of monthly base salary, subject to a maximum benefit of $10,000 per month. The individual plan provides for a monthly benefit equal to 70% of monthly base salary, subject to a maximum benefit of $5,000 per month. Benefits under the plan are payable monthly beginning 90 days after the employee becomes disabled and continuing until age 65.

  Payments Made Upon Other Termination

        If the employment of any of the Named Executive Officers (other than Mr. Comerford) is terminated by the Company for "cause" (as defined in the Termination Benefits Agreements), or is terminated by the Named Executive Officer without "good reason"(as defined in the Termination Benefits Agreements), the Named Executive Officer would be entitled to receive a lump sum cash payment equal to the sum of (i) the Named Executive Officer's earned but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation; and (iii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date.

        If, prior to or more than 12 months after any change of control, the employment of any Named Executive Officer (other than Mr. Comerford) is terminated by the Company without "cause" or is terminated by the Named Executive Officer with "good reason", the Named Executive Officer would be entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer's earned but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation; (iii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; and (iv) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs.

        If Mr. Comerford's employment is terminated by the Company for "cause" (as defined in his employment agreement), or by Mr. Comerford without "good reason" (as defined in his employment agreement), Mr. Comerford is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Comerford and not reimbursed as of the termination date.

        If, prior to or more than 24 months after a change of control, Mr. Comerford's employment is terminated by the Company without "cause" or by Mr. Comerford for "good reason",

  •
  Mr. Comerford is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Comerford and not reimbursed as of the termination date.

  •
  Mr. Comerford is entitled to a continuation of his annual salary as in effect immediately prior to such termination date through the end of the then current employment term, payable in accordance with the then prevailing payroll practices of the Company.

  •
  If Mr. Comerford is not otherwise entitled to a bonus for the same period or fiscal year as part of his termination benefits, Mr. Comerford is entitled to receive a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of whole months he worked in the fiscal year in which the termination date occurs.

  Payments Made Upon or Following a Change of Control

        The Company's 2009 Restricted Stock Plan and the 2016 Incentive Compensation Plan provides that all restrictions imposed on shares of restricted stock subject to restricted stock awards under the plan, including vesting conditions, lapse upon a change of control and performance based restricted stock and performance shares will be deemed earned. Similarly, all unvested stock options issued pursuant to the Company's stock option plans vest automatically upon the occurrence of the events described in clauses (i) or (ii) of the definition of a "change of control" below, and the Board of Directors has discretion to accelerate the vesting of unvested stock options in the event of any other event constituting a change of control. In the event that the employment of a Named Executive Officer (other than Mr. Comerford) is terminated by the Company without "cause" or by the Named Executive Officer for "good reason" within 12 months following a change of control,

  •
  The Named Executive Officer is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer's accrued but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation; (iii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; (iv) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs; and (v) an amount equal to one year's base salary.

  •
  Subject to the discretion of the Board of Directors as described above, all unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for one year from the termination date, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

  •
  The Named Executive Officer and his dependents are entitled to medical, hospitalization and life insurance benefits that he received immediately prior to termination for a period of one year following the termination date, unless the Named Executive Officer obtains comparable benefits from another employer.

        If Mr. Comerford's employment is terminated by the Company without "cause" or by Mr. Comerford for "good reason" within 24 months after a change of control,

  •
  Mr. Comerford is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; (iii) any reimbursable expenses incurred by Mr. Comerford and not reimbursed as of the termination date, and (iv) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he worked in the fiscal year in which the termination date occurs.

  •
  Mr. Comerford is entitled to a cash payment equal to three times his annual salary as in effect immediately prior to the termination date, payable in equal monthly installments of one-twelfth of the total amount of the cash payment.

  •
  Any unvested stock options held by Mr. Comerford as of the termination date will become vested and exercisable and will remain exercisable after the termination date for a period equal to the lesser of (i) six months following the termination date or (ii) the expiration of the original exercise period of such option.

  •
  Mr. Comerford and his dependents are entitled to medical, hospitalization and life insurance benefits that he received immediately prior to termination through and including the termination date.

  Certain Definitions

        A termination for "cause", as defined in the Termination Benefits Agreements and Mr. Comerford's employment agreement, means a termination by reason of the good faith determination of the Company's Board of Directors that the Named Executive Officer (1) continually failed to substantially perform his duties to the Company (other than a failure resulting from his medically documented incapacity due to physical or mental illness), including, without limitation, repeated refusal to follow the reasonable directions of the Company's Chief Executive Officer (or, in

Mr. Comerford's case, the Board), knowing violation of the law in the course of performance of his duties with the Company, repeated absences from work without a reasonable excuse or intoxication with alcohol or illegal drugs while on the Company's premises during regular business hours, (2) engaged in conduct which constituted a material breach of the confidentiality, non-competition or non-solicitation provisions of the applicable agreement, (3) was indicted (or equivalent under applicable law), convicted of or entered a plea of nolo contendere to the commission of a felony or crime involving dishonesty or moral turpitude, (4) engaged in conduct which is demonstrably and materially injurious to the financial condition, business reputation, or otherwise of the Company or its subsidiaries or affiliates or (5) perpetuated a fraud or embezzlement against the Company or its subsidiaries or affiliates, and in each case the particular act or omission was not cured, if curable, in all material respects by the Named Executive Officer within thirty (30) days (or by Mr. Comerford within 15 days) after receipt of written notice from the Board.

        The term "change of control" has varying definitions under the different plans and agreements, but generally means the first to occur of the following: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities); (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, or to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.

        The term "good reason" means the occurrence of any of the following actions or failures to act if it is not consented to by the Named Executive Officer in writing: (a) a material adverse change in the Named Executive Officer's duties, reporting responsibilities, titles or elected or appointed offices; (b) a material reduction by the Company in the Named Executive Officer's base salary or annual bonus opportunity, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Named Executive Officer; or (c) solely with respect to Mr. Comerford, any change of more than 50 miles in the location of the principal place of Mr. Comerford's employment. None of the actions described in clauses (a) and (b) above shall constitute "good reason" if it was an isolated and inadvertent action not taken in bad faith by the

Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by the Named Executive Officer (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period); provided that "good reason" ceases to exist for any action described in clauses (a) and (b) above on the 60th day following the later of the occurrence of such action or the Named Executive Officer's knowledge thereof, unless the Named Executive Officer has given the Company written notice thereof prior to such date.

  Quantification of Payments and Benefits

        The following tables quantify the potential payments and benefits upon termination or a change of control of the Company for each of the Named Executive Officers, assuming the Named Executive Officer's employment terminated on September 30, 2017, given the Named Executive Officer's compensation and service level as of that date and, if applicable, based on the Company's closing stock price of $35.91 on that date. Other assumptions made with respect to specific payments or benefits are set forth in applicable footnotes to the tables. Information regarding the present value of pension benefits for each of the Named Executive Officers is set forth above under the caption "Pension Benefits" on page 28. Due to the number of factors that affect the nature and amount of any payments or benefits provided upon a termination or change of control, including, but not limited to, the date of any such event, the Company's stock price and the Named Executive Officer's age, any actual amounts paid or distributed may be different. None of the payments set forth below would be grossed-up for taxes.

M. M. Comerford

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason		Change of Control
Performance-based Cash Payment(1)	$495,200		$495,200		—	$495,200		$495,200	(3)
Cash Severance	—		—		—	$619,000	(2)	$1,857,000	(3)
Stock Options(4)	—		—		—	—		—
Restricted Stock—Performance(5)	$402,192		$402,192		—	—		$402,192
Restricted Stock—Time(5)	$675,108		$675,108		—	—		$675,108
Performance share awards(6)	$240,597		$240,597		—	—		$240,597
Life, Long-Term Disability and Health Insurance Benefits	$2,476,000	(7)	$1,459,961	(8)	—	—		$20,063

D. W. Maudlin

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$165,000		$165,000		—	$165,000	$165,000	(9)
Cash Severance	—		—		—	—	$275,000	(9)
Stock Options(4)	—		—		—	—	—
Restricted Stock—Performance(5)	$109,526		$109,526		—	—	$109,526
Restricted Stock—Time(5)	$187,630		$187,630		—	—	$187,630
Performance share awards(6)	$68,229		$68,229		—	—	$68,229
Life, Long-Term Disability and Health Insurance Benefits	$550,000	(7)	$1,901,362	(8)	—	—	$14,934

S. R. Pinkham

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$162,900		$162,900		—	$162,900	$162,900	(9)
Cash Severance	—		—		—	—	$271,500	(9)
Stock Options(4)	—		—		—	—	—
Restricted Stock—Performance(5)	$107,730		$107,730		—	—	$107,730
Restricted Stock—Time(5)	$175,061		$175,061		—	—	$175,061
Performance share awards(6)	$59,252		$59,252		—	—	$59,252
Life, Long-Term Disability and Health Insurance Benefits	$543,000	(7)	$2,001,310	(8)	—	—	$14,914

V. R. Ishwar

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$136,750		$136,750		—	$136,750	$136,750	(9)
Cash Severance	—		—		—	—	$273,500	(9)
Stock Options(4)	—		—		—	—	—
Restricted Stock—Performance(5)	$107,730		$107,730		—	—	$107,730
Restricted Stock—Time(5)	$175,061		$175,061		—	—	$175,061
Performance share awards(6)	$59,252		$59,252		—	—	$59,252
Life, Long-Term Disability and Health Insurance Benefits	$547,000	(7)	—	(8)	—	—	$14,927

M. C. Losch III

Executive Benefits and Payments Upon Termination	Death		Disability		Voluntary or For Cause Term.	Invol. Term. Not for Cause or Term. for Good Reason	Change of Control
Performance-based Cash Payment(1)	$131,375		$131,375		—	$131,375	$131,375	(9)
Cash Severance	—		—		—	—	$262,750	(9)
Stock Options(4)	—		—		—	—	—
Restricted Stock—Performance(5)	$105,935		$105,935		—	—	$105,935
Restricted Stock—Time(5)	$171,470		$171,470		—	—	$171,470
Performance share awards(6)	$57,456		$57,456		—	—	$57,456
Life, Long-Term Disability and Health Insurance Benefits	$525,500	(7)	$1,211,894	(8)	—	—	$14,854

(1)
Represents base salary as of September 30, 2017 multiplied by the target percentage of the fiscal year 2017 MIP.

(2)
In the case of termination by the Company without cause, Mr. Comerford would be paid through the end of his employment agreement which expires on September 30, 2018.

(3)
Represents the amount payable to Mr. Comerford if his employment is terminated within 24 months after a change of control by the Company without "cause" or by Mr. Comerford for "good reason".

(4)
Represents market value of $35.91 per share minus the exercise price for all unvested options (but not less than zero). The number of unvested options for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table at page 27 above.

(5)
Represents the market value of $35.91 of all performance share awards at target in the case of death or disability and in the case of a change of controls. The number of performance share awards for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year End table at page 27 above.

(6)
Represents the market value at $35.91 of all unvested performance share awards at target in the case of death or disability not in the case of a change of control. The number of unvested performance share awards for each Named Executive Office is set forth in the Outstanding Equity Awards at Fiscal Year End table at page 27 above.

(7)
Represents death benefit under a life insurance policy, the premiums on which are paid by the Company, equal to four times base salary for Mr. Comerford and two times base salary for the other Named Executive Officers.

(8)
Represents the present value of benefits payable under the Company's executive long-term disability plans, determined using the same discount rate used to determine the Company's funding obligation under the pension plan.

(9)
Represents the amount payable to the Named Executive Officer if his employment is terminated within 12 months (24 months for Mr. Comerford) after a change of control by the Company without "cause" or by the Named Executive Officer for "good reason".

Audit Committee Report

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended September 30, 2017 with the Company's management and the independent auditors. These reviews included quality, not just acceptability, of accounting principles, reasonableness of significant judgments and clarity of disclosures in financial statements. Management is responsible for the financial statements and the reporting process, including administering the systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors' independence from the Company and its management, including the matters in the written disclosures and letter received by the Audit Committee, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with the auditors' independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2017, for filing with the SEC, and the Board of Directors has so approved the audited financial statements.

  Respectfully submitted,

  Donald C. Campion, Chair
  Robert H. Getz
  Dawne S. Hickton
  William P. Wall

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers, directors and greater than 10% stockholders to file reports of ownership and changes in ownership of Haynes securities with the Securities and Exchange Commission. The Company's employees prepare these reports for the directors and executive officers on the basis of information obtained from them and from the Company's records. Based on information provided to the Company and representations made by reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were met during fiscal 2017, except for the late filing of a Form 3 for Dawne S. Hickton.

7.  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche LLP ("Deloitte"), an independent registered public accounting firm, to be the Company's auditors for the fiscal year ended September 30, 2018, and the Board of Directors is asking stockholders to ratify that selection. The Company is not required to have the stockholders ratify the selection of Deloitte as the independent auditor. The Company nonetheless is doing so because the Company believes it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider the retention of Deloitte, but ultimately may decide to retain Deloitte as the Company's independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders. Before selecting Deloitte, the Audit Committee carefully considered that firm's qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm's efficiency, integrity and competence in the fields of accounting and auditing. The Company has been advised by Deloitte that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

        Deloitte has acted as the independent registered public accounting firm for Haynes and its predecessors since 1998. Its representatives are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions concerning the audit of the Company's financial statements.

        Audit Fees—The Company has paid, or expects to pay, audit fees (including cost reimbursements) to Deloitte for the fiscal years ended September 30, 2016 and 2017, including fees for an integrated audit which included the Sarbanes-Oxley attestation audit and reporting to the Securities and Exchange Commission (SEC), of $1,042,701 and $989,957, respectively.

        Audit-Related Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for audit-related services during fiscal 2016 and 2017 of $61,244 and $72,218, respectively. These services related primarily to benefit plan audits and special projects.

        Tax Fees—The Company has paid, or expects to pay, fees (including cost reimbursements) to Deloitte for services related to tax compliance, tax advice and planning service rendered during fiscal 2016 and 2017 of $607,763 and $314,710, respectively. Services include preparation of federal and state tax returns, tax planning and assistance with various business issues including correspondence with taxing authorities.

        All Other Fees—The Company did not incur any additional fees for services rendered by Deloitte in the fiscal years ended September 30, 2016 and 2017.

        The Audit Committee reviewed the audit and non-audit services rendered by Deloitte and concluded that such services were compatible with maintaining the auditors' independence. All audit and non-audit services performed by the Company's independent registered public accounting firm are approved in advance by the Board of Directors or the Audit Committee to ensure that such services do not impair the auditors' independence.

        The Company's policies require that the scope and cost of all work to be performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee. Prior to the commencement of any work by the independent registered public accounting firm on behalf of the Company, the independent registered public accounting firm provides an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee and the Chief Financial Officer must review and approve the engagement letter and the fee estimate before authorizing the engagement. The Audit Committee pre-approved 100% of the services rendered by Deloitte in fiscal 2016 and 2017.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

8.  APPROVAL OF AMENDMENT TO AMENDED AND RESTATED BY-LAWS

        The stockholders are being asked to approve the amendment (the "Proposed Amendment") to the Amended and Restated By-Laws of the Company (the "By-Laws") set forth below. Consistent with Delaware law for unclassified boards, the Proposed Amendment will permit stockholders holding a majority of the voting power of the Company's then outstanding capital stock to remove directors either with or without cause. The By-Laws currently permit the removal of directors only for cause, and the Proposed Amendment will align the By-Laws with Delaware law. If approved by the stockholders, Article III, Section 14 of the By-Laws would be amended as follows, with deletions indicated by strike-throughs and additions indicated by underlining:

  "Removal. Except as otherwise required by applicable law, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors."

        On August 22, 2017, the Board of Directors approved the Proposed Amendment by unanimous written consent, subject to the approval of the stockholders, and recommended that the stockholders adopt and approve the Proposed Amendment.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

9.  ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, provides that the Company's stockholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company's Named Executive Officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission's rules. In accordance with the stockholder vote at the 2017 Annual Meeting of Stockholders as to the frequency of such advisory votes, the Company will provide this opportunity on an annual basis.

        As described in detail under the heading "Executive Compensation" the Company's executive compensation programs are designed to attract, motivate and retain talented executives. In addition, the programs are structured to create an alignment of interests between the Company's executives and stockholders so that a significant portion of each executive's compensation is linked to maximizing stockholder value. Under the programs, the Named Executive Officers are provided with opportunities to earn rewards for the achievement of specific annual and long-term goals that are directly relevant to the Company's short-term and long-term success. Please read the "Compensation Discussion and

Analysis" beginning on page 14 for additional details about the Company's executive compensation philosophy and programs, including information about the Fiscal Year 2017 compensation of the Named Executive Officers.

        The Compensation Committee of the Board of Directors continually reviews the Company's compensation programs to ensure they achieve the desired objectives. As a result of its review process, in fiscal year 2017 the Compensation Committee took the following actions with respect to the Company's executive compensation practices:

  •
  established corporate performance goals under the MIP based on the Company's attainment of certain net income levels, creating a clear and direct relationship between executive pay and corporate performance;

  •
  made grants of restricted stock subject to time-based vesting and performance shares subject to the achievement of performance conditions, in order to reward executive officers for the achievement of both long-term and strategic goals;

  •
  established base salary and overall compensation at levels that are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity; and

  •
  designed the elements of the compensation program to retain and incentivize the Named Executive Officers and align their interests with those of the stockholders.

        The Company seeks your advisory vote on the compensation of the Named Executive Officers. The Company asks that you support the compensation of the Named Executive Officers as described in this proxy statement by voting in favor of this proposal. This proposal, commonly known as a "say-on-pay" proposal, gives the Company's stockholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee will review the voting results and consider them, along with any specific insight gained from stockholders of Haynes and other information relating to the stockholder vote on this proposal, when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

10.  OTHER MATTERS

        As of the date of this proxy statement, the Board of Directors of Haynes has no knowledge of any matters to be presented for consideration at the annual meeting other than those referred to above. If (a) any matters unknown to the Board of Directors as of the date of this proxy statement should properly come before the annual meeting; (b) a person not named herein is nominated at the annual meeting for election as a director because a nominee named herein is unable to serve or for any reason will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the annual meeting; or (d) any matters should arise incident to the conduct of the annual meeting, then the proxies will be voted with respect to such matters in accordance with the recommendations of the Board of Directors of the Company.

By Order of the Board of Directors,

Janice W. Gunst
Corporate Secretary
January 26, 2018

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE DATE, SIGN AND RETURN AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. -o Please detach here -o The Board of Directors Recommends a Vote FOR Items 1 through 10. Election of Directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1. Donald C. Campion 5. Dawne S. Hickton 2. Mark M. Comerford 6. Michael L. Shor 3. John C. Corey 7. William P. Wall 4. Robert H. Getz 8. Ratification of Independent Registered Public Accounting Firm: To ratify the appointment of Deloitte & Touche, LLP as Haynes’ independent registered public accounting firm for the fiscal year ending September 30, 2018. For Against Abstain For Against Abstain 9. To approve a proposed amendment to the Company’s Amended and Restated By-Laws 10. To hold an advisory vote on executive compensation 11. Other Matters: In their discretion, on such other matters as may properly come before the Annual Meeting. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 10, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO PROPOSAL 11. Date Address Change? Mark Box Indicate changes below: Do you plan to personally attend the Annual Meeting of Stockholders? Yes Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HAYNES INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, February 28, 2018 10:00 a.m. (EST) Sheraton Indianapolis Hotel 8787 Keystone Crossing Indianapolis, Indiana 46240 Haynes International, Inc. 1020 West Park Avenue, P.O. Box 9013 Kokomo, Indiana 46904-9013 proxy This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Wednesday, February 28, 2018, or any adjournment thereof. This Proxy, when properly executed, will be voted as directed, but, if not otherwise directed, this Proxy will be voted FOR the approval of Proposals 1 through 10. On any other matters that may properly come before the Annual Meeting, this Proxy will be voted in accordance with the best judgment of the proxies. By signing the Proxy, you revoke all prior proxies and appoint Mark M. Comerford, Daniel W. Maudlin and Janice W. Gunst, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Receipt of the Notice of Meeting of Stockholders of the Company, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 is hereby acknowledged. This Proxy may be revoked by the undersigned at any time before it is exercised by (i) executing and delivering to the Company a later-dated Proxy, (ii) attending the Annual Meeting and voting in person, or (iii) giving written notice of revocation to the Secretary of the Company. See reverse for voting instructions.